Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of February 15, 2024

among

UNITED AIRLINES, INC.,

as Borrower,

UNITED AIRLINES HOLDINGS, INC.,

as Parent and a Guarantor,

THE SUBSIDIARIES OF THE PARENT PARTY HERETO
OTHER THAN THE BORROWER,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

not in its individual capacity,

except as expressly stated herein,

but solely as Collateral Trustee

JPMorgan Chase Bank, N.A., Barclays Bank PLC, BOFA SECURITIES, INC., CITIBANK, N.A., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., National Westminster Bank PLC, Mizuho Bank, Ltd., MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, Natixis, New York Branch, Bank of China, New York Branch, BNP Paribas SECURITIES CORP., Credit Agricole Corporate and Investment Bank and Raymond James Bank

as Joint Bookrunners,

JPMORGAN CHASE BANK, N.A. and

BARCLAYS BANK PLC,

as Joint Lead Arrangers

i

ANNEX A	LENDERS AND COMMITMENTS
ANNEX B	LIST OF AIRCRAFT APPRAISERS
EXHIBIT A-1	SRG Security Agreement
EXHIBIT A-2	UK DEBENTURE
EXHIBIT B	FORM OF PRIORITY LIEN OFFICER’S CERTIFICATE (COLLATERAL TRUST AGREEMENT)
EXHIBIT C	COLLATERAL TRUST Agreement
EXHIBIT D	FORM OF INSTRUMENT OF ASSUMPTION AND JOINDER
EXHIBIT E	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT F	FORM OF LOAN REQUEST
SCHEDULE 3.06	SUBSIDIARIES OF PARENT

AMENDED AND RESTATED REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of February 15, 2024, among UNITED AIRLINES, INC., a Delaware corporation (the “Borrower”), UNITED AIRLINES HOLDINGS, INC., a Delaware corporation (“Parent”), the direct and indirect Subsidiaries of the Parent from time to time party hereto other than the Borrower, each of the several banks and other financial institutions or entities from time to time party hereto as a lender (the “Lenders”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly stated herein, but solely as collateral trustee for the Secured Parties (together with its permitted successors, in such capacity, the “Collateral Trustee”).

INTRODUCTORY STATEMENT

The Borrower, Parent, the “Lenders” party thereto, (the “Existing Lenders”) and the Administrative Agent, are parties to a Revolving Credit and Guaranty Agreement dated as of April 21, 2021 as amended pursuant to that certain Amendment No. 1 dated as of June 29, 2023 (the revolving loan facility thereunder, the “Existing Credit Facility”).

Each of the Existing Lenders and each other lender party hereto shall become or continue as a “Lender” under the Existing Credit Facility as amended and restated by this Agreement.

The Borrower has applied to the Lenders for a revolving credit and revolving letter of credit facility in an aggregate principal amount not to exceed $2,865,000,000 as of the date hereof as set forth herein.

The proceeds of the Loans will be used to pay related transaction costs, fees and expenses, and for working capital and other general corporate purposes of the Parent and its Subsidiaries.

To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Borrower and the Guarantors will, among other things, provide the following (each as more fully described herein):

(a)            to the Administrative Agent and the Lenders, a guaranty from each Guarantor of the due and punctual payment and performance of the Obligations of the Borrower pursuant to Section 9 hereof; and

(b)            to the Collateral Trustee, for the benefit of the Secured Parties and the other Priority Lien Secured Parties (as defined in the Collateral Trust Agreement), a security interest or mortgages (or comparable Liens) with respect to the Collateral from the Borrower and each Grantor (if any) pursuant to the Security Agreement and the other Collateral Documents, subject to the Collateral Trust Agreement.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.
DEFINITIONS

Section 1.01.         Defined Terms.

“2024 Non-Extending Lenders” means Credit Suisse AG, Cayman Islands Branch and any successor or assign of a 2024 Non-Extending Lender in accordance with this Agreement, other than any 2024 Non-Extending Lender that becomes an Extending Lender as provided in the definition thereof.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall have the meaning given to such term in the Collateral Trust Agreement.

“Account Control Agreements” shall have the meaning given to such term in the Collateral Trust Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, and subject to the provisions of Section 2.29(b), an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) the applicable Term SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined would be less than 0%, such rate shall be deemed to be equal to 0% for the purposes of this Agreement.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” shall mean that certain Administrative Fee Letter, dated as of the date hereof, between the Administrative Agent and the Borrower.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of the Borrower or any Guarantor.

“Affiliate Transaction” shall have the meaning given to such term in Section 6.05(a).

“Agents” shall mean the Administrative Agent, the Joint Lead Arrangers and the Collateral Trustee.

“Agreement” shall mean this Revolving Credit and Guaranty Agreement, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to the sum of the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments of such Lender have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Aircraft Appraiser” shall mean (i) any appraisal firm listed on Annex B hereof or (ii) any other independent appraisal firm appointed by the Borrower and reasonably satisfactory to the Administrative Agent.

“Airline/Parent Merger” means the merger or consolidation, if any, of the Borrower and Parent.

“Airlines Merger” means the merger of Continental and Old United completed on March 31, 2013.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR Rate for a one-month tenor in effect on such day, as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided, that, if at any time the Adjusted Term SOFR Rate is not identifiable as a result of the circumstances described in, and after giving effect to Section 2.09, then clause (c) above shall be disregarded for purposes of determining the “Alternate Base Rate” at such time; provided further, in no event shall the Alternate Base Rate be less than 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, respectively.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States applicable to Parent or its Subsidiaries from time to time intended to prevent or restrict bribery or corruption.

“Applicable Appraisal Discount Rate” shall mean, 8%.

“Applicable Margin” shall mean, (x) with respect to any 2024 Non-Extending Lender,

Revolving Loans
Pricing Level	Corporate Rating (S&P/Fitch/Moody’s)	Applicable Margin Term Benchmark Loans	Applicable Margin ABR Loans
I	BB/BB/Ba2 or higher	3.00%	2.00%
II	BB-/BB-/Ba3	3.25%	2.25%
III	B+/B+/B1 or lower	3.50%	2.50%

and (y) with respect to any Extending Lender, the rate per annum determined pursuant to the following:

Revolving Loans
Pricing Level	Corporate Rating (S&P/Fitch/Moody’s)	Applicable Margin Term Benchmark Loans	Applicable Margin ABR Loans
I	BB/BB/Ba2 or higher	3.00%	2.00%
II	BB-/BB-/Ba3	3.25%	2.25%
III	B+/B+/B1 or lower	3.50%	2.50%

The following will apply in determining the Applicable Margin at any time:

(a)            If there is only one Corporate Rating (defined below), the Applicable Margin shall be determined with reference to such Corporate Rating.

(b)            If two or three Corporate Ratings are the same, the Applicable Margin shall be determined with reference to such Corporate Ratings.

(c)            If there are only two Corporate Ratings which are different, the Applicable Margin shall be determined by the lower of such Corporate Ratings; provided, however, that in the event the higher of such Corporate Ratings is greater than one ratings category above the lower of such Corporate Ratings, the Applicable Margin shall be determined based on the Corporate Rating which is one ratings category below the higher of such Corporate Ratings.

(d)            If there are three Corporate Ratings which are all different, the middle of such Corporate Ratings; provided, however, that in the event the highest of such Corporate Ratings is greater than two ratings categories above the lowest of such Corporate Ratings, the

Applicable Margin shall be determined based on the Corporate Rating which is one ratings category below the highest of such Corporate Ratings.

For purposes of the foregoing, the “Corporate Rating” from S&P, Fitch or Moody’s shall mean, as of any date, each of the ratings most recently publicly announced by Moody’s, S&P or Fitch as the corporate family rating, corporate credit rating or equivalent type of credit rating (as applicable) of the Parent or, if the Parent is not rated, of the Borrower. If the ratings established by S&P, Fitch or Moody’s shall be changed, such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency and if none of S&P, Fitch or Moody’s shall have in effect a credit rating, the Applicable Margin shall be based on Level III. Each change in the Applicable Margin shall apply during the period commencing on the effective date of the applicable change in ratings and ending on the date immediately preceding the effective date of the next such change in ratings. If the rating system of any such rating agency shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies or shall select a replacement rating agency and, pending the effectiveness of any such amendment or replacement, for purposes of determining the Applicable Margin, the Corporate Rating of the affected rating agency shall be deemed to be the Corporate Rating of such rating agency, if any, in effect immediately prior to such change or cessation.

“Applicable Terminal Value Growth Rate” shall mean, with respect to any Route, a terminal value growth rate based on the following table (as determined by reference to the applicable region in which such Route was included, or would have been included, by reference to the Initial Appraisals):

Region	Sub-Region	Applicable Terminal Value Growth Rate
Atlantic	London	1.5%
Atlantic	Europe	1.5%
Atlantic	Africa	3.0%
Atlantic	India	3.0%
Atlantic	Canada	1.5%
Pacific	Guam and Pacific Island	2.0%
Pacific	Oceania	2.0%
Pacific	Japan	1.5%
Pacific	China	3.0%
Pacific	Miscellaneous Asia	2.0%
Latin America	Mexico	2.5%
Latin America	South America	2.5%
Latin America	Caribbean	2.0%
Latin America	Central America	2.0%

“Appraisal” means (i) the Initial Appraisals and (ii) any other appraisal, dated the date of delivery thereof, prepared by, in the case of aircraft, airframes, or engines, an Aircraft Appraiser, in the case of Routes, Slots or Gate Leaseholds, either of BK Associates, Inc., MBA, or ICF, or, if none of the foregoing are available to provide an Appraisal, (A) any successor thereof (including any proposed appraiser, the employees or principals of which previously appraised any of the Slots, Routes or Gate Leaseholds for any of the foregoing Appraisers) or (B) another independent appraisal firm appointed by the Borrower and reasonably satisfactory to the Administrative Agent, or for any other asset, any independent appraisal firm appointed by the Borrower and reasonably satisfactory to the Administrative Agent, which certifies, at the time of determination, in reasonable detail the Appraised Value of Collateral and, (x) in the case of aircraft, airframes or engines, is a “desk-top” appraisal of the fair market value assuming half-life condition, except that any such equipment that is Stored shall have an assumed value of zero, (y) in the case of Routes or FAA Slots, whose methodology (in the case of any Routes, utilizing the Applicable Appraisal Discount Rate and the Applicable Terminal Value Growth Rate) and form of presentation are consistent in all material respects with the methodology and form of presentation of the Initial Appraisal applicable to such type of Collateral, or which, as to any deviations from such methodology (including as to discount rate and terminal value growth rate) and/or form of presentation, are otherwise in form and substance reasonably satisfactory to the Administrative Agent and (z) in the case of assets other than aircraft, airframes, engines, Routes and FAA Slots, which sets forth the fair market value thereof in a manner consistent with market practice for assets of such type in a manner reasonably satisfactory to the Administrative Agent.

“Appraised Value” shall mean, as of any date of determination, the sum of (a) the aggregate value of all Collateral (other than cash and Cash Equivalents pledged as Collateral) of the Borrower or any of the Grantors as of such date, as reflected in the most recent Appraisal delivered to the Administrative Agent in respect of such Collateral in accordance with this Agreement as of that date (for the avoidance of doubt, calculated after giving effect to any additions to or eliminations from the Collateral since the date of delivery of such Appraisal), and (b) 160% of the amount of cash and Cash Equivalents pledged at such time as Collateral; provided that if any Pledged Slots at an airport have been added to or eliminated from the Collateral since the most recent Appraisal of the Pledged Slots at such airport and such Appraisal assigned differing Appraised Values to Pledged Slots at such airport based on criteria set forth therein, such added or eliminated Pledged Slots at such airport shall be assigned an Appraised Value in accordance with such criteria set forth in such Appraisal for purposes of determining the Appraised Value of all remaining Pledged Slots; provided, further, that when used in reference to any particular item of Collateral, “Appraised Value” shall mean the value of such item of Collateral as reflected in such most recent Appraisal of such Collateral; provided that if at the relevant time the Borrower has not previously delivered to the Administrative Agent an Appraisal of a specific Collateral item (such as a single Route), but has delivered to the Administrative Agent an Appraisal that includes the Appraised Value of a portion of the Collateral (such as all Routes to a particular region) that includes such specific Collateral item, the Borrower shall allocate the Appraised Value of such specific Collateral item on a reasonable basis, and such allocated amounts shall be the Appraised Value of such specific Collateral item, except that this proviso shall not be applicable in a case where this Agreement or other Loan Document expressly requires that the Borrower obtain an Appraisal in respect of such specific Collateral item.

“Approved Fund” shall have the meaning given to such term in Section 10.02(b).

“ARB Indebtedness” shall mean, with respect to Parent or any of its Subsidiaries, without duplication, all Indebtedness or obligations of Parent or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.

“Arranger Fee Letter” shall have the meaning given to such term in Section 2.19.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit E.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.29.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.29.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2)	the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 2.16, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.29 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.29.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means:

(1)            with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)            with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)            with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4)            with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type on a single date and having, in the case of any Term Benchmark Loans, a single Interest Period.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed); provided, however, that when used in connection with the borrowing or repayment of a Term Benchmark Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Markets Offering” means any offering of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(a)(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralization” or “Cash Collateralized” shall have the meaning given to such term in Section 2.02(j).

“Cash Equivalents” means:

(1)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2)            direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(3)            obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;

(4)            investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;

(5)            investments in certificates of deposit (including investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $100.0 million;

(6)            fully collateralized repurchase agreements with a term of not more than six months for underlying securities that would otherwise be eligible for investment;

(7)            investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;

(8)            money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (C) have portfolio assets of at least $5.0 billion;

(9)            deposits available for withdrawal on demand with commercial banks organized in the United States (or any foreign jurisdiction in which Parent or any Restricted Subsidiary operates) having capital and surplus in excess of $100.0 million;

(10)            securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s; and

(11)            any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.

“Certificate Delivery Date” shall have the meaning given to such term in Section 6.09(a).

“Change in Law” shall mean, after the Closing Date (or, solely in the case of 2024 Non-Extending Lenders, the Original Closing Date), (a) the adoption of any law, rule or regulation after the Closing Date (or, solely in the case of 2024 Non-Extending Lenders, the Original Closing Date) (including any request, rule, regulation, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III) or (b) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or Issuing Lender through which Loans and/or Letters of Credit are issued or maintained or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (or, solely in the case of 2024 Non-Extending Lenders, the Original Closing Date); provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(1)            the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); provided that the sale by Borrower of all or substantially all of its properties or assets to the Parent shall not constitute a Change of Control; or

(2)            the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (measured by voting power rather than number of shares), other than (A) any such transaction where the Voting Stock of Parent (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Beneficial Owner (measured by voting power rather than number of shares), or (B) any merger or consolidation of Parent with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares); provided that the occurrence of the Airline/Parent Merger shall not be deemed to constitute a Change of Control.

“Class”, in the event of an extension of less than all Revolving Commitments and Revolving Loans pursuant to Section 2.28, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Revolving Loans extended pursuant to Section 2.28 and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Extended Revolving Commitment.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived.

“Closing Date Transactions” shall mean the Transactions other than (x) the borrowing of Loans after the Closing Date and the use of the proceeds thereof, and (y) the request for and issuance of Letters of Credit hereunder after the Closing Date.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean (i) the assets and properties of the Grantors upon which Liens have been granted to the Collateral Trustee to secure the Obligations or any other Priority Lien Obligations, including without limitation any Cure Collateral and all of the “Collateral” as defined in the Collateral Documents, but excluding all such assets and properties released from such Liens pursuant to the applicable Collateral Document, and (ii) the Letter of Credit Account, together with all amounts on deposit therein and all proceeds thereof.

“Collateral Coverage Ratio” shall mean, as of any date, the ratio of (a) the Appraised Value of the Eligible Collateral as of such date to (b) the Total Priority Lien Principal Amount as of such date.

“Collateral Coverage Ratio Certificate” shall mean an Officer’s Certificate of the Borrower setting forth in reasonable detail the calculation of the Collateral Coverage Ratio.

“Collateral Coverage Test” shall have the meaning given to such term in Section 6.09(a).

“Collateral Documents” shall mean, collectively, the SRG Security Agreement, the Collateral Trust Agreement, the Account Control Agreements, the UK Debenture and other agreements, instruments or documents that create or purport to create a Lien in favor of the Administrative Agent or the Collateral Trustee for the benefit of the Secured Parties, in each case so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Collateral Trust Agreement” shall mean that certain Collateral Trust Agreement dated as of the Original Closing Date, among the Borrower, the other Grantors from time to time party thereto, the Administrative Agent, the Term Loan Administrative Agent (as defined in the Collateral Trust Agreement), Wilmington Trust, National Association, as trustee under the Indenture, the Collateral Trustee, and each other Secured Debt Representative (as defined in the Collateral Trust Agreement) from time to time party thereto, a copy of which is attached hereto as Exhibit C, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms thereof.

“Collateral Trustee” shall have the meaning set forth in the first paragraph of this Agreement.

“Commitment” shall mean, as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee” shall have the meaning given to such term in Section 2.20(a).

“Commitment Fee Rate” shall mean 0.75% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)            all net after tax extraordinary, non-recurring or unusual gains or losses and all gains or losses realized in connection with any Disposition of assets of such Person or the disposition of securities by such Person or the early extinguishment of Indebtedness of such Person, together with any related provision for taxes on any such gain, will be excluded;

(2)            the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Restricted Subsidiary of the specified Person;

(3)            the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)            the cumulative effect of a change in accounting principles on such Person will be excluded;

(5)            the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 – Derivatives and Hedging will be excluded;

(6)            any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(7)            the effect on such Person of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction (including but not limited to any one or more of the Continental/UAL Merger, the Airlines Merger and the Airline/Parent Merger) or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205 – Presentation of Financial Statements, 350 – Intangibles – Goodwill and Other, 360 – Property, Plant and Equipment and 805 – Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded; and

(8)            any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“Consolidated Tangible Assets” means, as of any date of determination, Consolidated Total Assets of Parent and its consolidated Restricted Subsidiaries excluding goodwill, patents, trade names, trademarks, copyrights, franchises and any other assets properly classified as intangible assets in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Parent and its consolidated Restricted Subsidiaries as the total assets of the Parent and its consolidated Restricted Subsidiaries in accordance with GAAP.

“Continental” means Continental Airlines, Inc., a Delaware corporation (now known as United Airlines, Inc., and the Borrower hereunder), into which Old United was merged in the Airlines Merger.

“Continental/UAL Merger” means the merger in which Continental became a Subsidiary of Parent.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cure Collateral” shall have the meaning given to such term in the Collateral Trust Agreement; provided that (a) any Account of the Borrower or any Grantor pledged as Cure Collateral shall be an Eligible Account, (b) FAA Slots of the Borrower or any Grantor pledged as Cure Collateral shall be at an Eligible Airport, (c) Ground Support Equipment, Real Property Assets, QEC Kits, Tooling, Flight Simulators (each defined term in this clause (c) as defined in the Collateral Trust Agreement) and material intellectual property pledged as Cure Collateral shall be reasonably acceptable to the Administrative Agent, and (d) any Cure Collateral shall be subject only to Permitted Liens (excluding, at the time such assets become subject to such Lien, those referred to in clauses (5) and (11) of the definition of “Permitted Lien”).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default” means any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean, at any time, any Lender that (a) has failed, within two (2) Business Day of the date required to be funded or paid by it hereunder, to fund or pay (x) any portion of the Loans, (y) any portion of the participations in any Letter of Credit required to be funded hereunder or (z) any other amount required to be paid by it hereunder to the Administrative Agent, any Issuing Lender or any other Lender (or its banking Affiliates), unless, in the case of clause (x) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations (i) under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii)

generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, any Issuing Lender, any other Lender or the Borrower, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, which request shall only have been made after the conditions precedent to borrowings have been met, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such Issuing Lender’s, such other Lender’s or the Borrower’s, as applicable, receipt of such confirmation in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has had its Parent Company become, the subject of a Bankruptcy Event or a Bail-In Action. If the Administrative Agent determines that a Lender is a Defaulting Lender under any of clauses (a) through (d) above, such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Lender and the Lenders.

“Designated Banking Product Agreement” means any agreement evidencing Designated Banking Product Obligations entered into by the Parent or the Borrower and any Person that, at the time such Person entered into such agreement, was a Revolving Lender or a banking Affiliate of a Revolving Lender, in each case designated by the relevant Lender and the Parent or the Borrower, by written notice to the Administrative Agent, as a “Designated Banking Product Agreement”; provided that, so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Banking Product Agreement entered into while such Revolving Lender was a Defaulting Lender.

“Designated Banking Product Obligations” means any Banking Product Obligations, in each case as designated by any Revolving Lender (or a banking Affiliate thereof) and Parent or the Borrower from time to time and agreed to by the Administrative Agent as constituting “Designated Banking Product Obligations,” which notice shall include (i) a copy of an agreement providing an agreed-upon maximum amount of Designated Banking Product Obligations that can be included as Obligations, and (ii) the acknowledgment of such Lender (or such banking Affiliate) that its security interest in the Collateral securing such Designated Banking Product Obligations shall be subject to the Collateral Trust Agreement and the other Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, shall not exceed $250,000,000 in the aggregate.

“Designated Hedge Agreement” means any Hedge Agreement entered into by the Parent or the Borrower and any Person that, at the time such Person entered into such Hedge Agreement, was a Revolving Lender or an Affiliate of a Revolving Lender, as designated by the relevant Lender (or Affiliate of a Lender) and the Parent or the Borrower, by written notice to the Administrative Agent, as a “Designated Hedge Agreement,” which notice shall include a copy of an agreement providing for (i) a methodology agreed to by the Parent or the Borrower, such Lender or Affiliate of a Lender, and the Administrative Agent for reporting the outstanding amount of Designated Hedging Obligations under such Designated Hedge Agreement from time to time, (ii) an agreed-upon maximum amount of Designated Hedging Obligations under such

Designated Hedge Agreement that can be included as Obligations, and (iii) the acknowledgment of such Lender or Affiliate of a Lender that its security interest in the Collateral securing such Designated Hedging Obligations shall be subject to the Collateral Trust Agreement and the other Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, shall not exceed $250,000,000 in the aggregate; provided, further, that so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Hedge Agreement entered into while such Revolving Lender was a Defaulting Lender.

“Designated Hedging Obligations” means, as applied to any Person, all Hedging Obligations of such Person under Designated Hedge Agreements after taking into account the effect of any legally enforceable netting arrangements included in such Designated Hedge Agreements; it being understood and agreed that, on any date of determination, the amount of such Hedging Obligations under any Designated Hedge Agreement shall be determined based upon the “settlement amount” (or similar term) as defined under such Designated Hedge Agreement or, with respect to a Designated Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any termination payments then due and payable) under such Designated Hedge Agreement.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, a reduction in frequency of flight operations over, or suspension or cancellation of, a Route shall not be a “Disposition” with respect to such Route.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the Latest Maturity Date then in effect. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$” shall mean lawful money of the United States of America.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean any Account owned by the Borrower or another Grantor meeting the criteria and eligibility standards which are agreed upon by the Borrower and the Administrative Agent at the time of the initial pledge of Accounts to the Administrative Agent pursuant to the applicable Collateral Document.

“Eligible Airport” means LaGuardia Airport, Ronald Reagan Washington National Airport, John F. Kennedy International Airport or any other airport reasonably acceptable to the Administrative Agent.

“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Lender or any Affiliate of any Lender, provided that, such Affiliate has total assets in excess of $200,000,000, (d) an Approved Fund of any Lender, provided that, such Approved Fund has total assets in excess of $200,000,000, and (e) any other financial institution reasonably satisfactory to the Administrative Agent, provided that such financial institution has total assets in excess of $200,000,000; provided, that so long as no Event of Default has occurred and is continuing, no (i) airline, commercial air freight carrier, air freight forwarder or entity engaged in the business of parcel transport by air or (ii) Affiliate of any Person described in clause (i) above (other than any Affiliate of such Person as a result of common control by a Governmental Authority or instrumentality thereof, any Affiliate of such Person who becomes a Lender with the consent of the Borrower in accordance with Section 10.02(b), and any Affiliate of such Person under common control with such Person which Affiliate is not actively involved in the management and/or operations of such Person), shall constitute an Eligible Assignee; provided, further, that, neither the Borrower nor any Guarantor shall constitute an Eligible Assignee.

“Eligible Collateral” shall mean, on any date of determination, all Collateral on which the Collateral Trustee shall, as of such date, have, to the extent purported to be created by the applicable Collateral Document, a valid and perfected first priority Lien and/or mortgage (or comparable Lien) and which is otherwise subject only to Permitted Liens.

“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any Person (including employees) to, any Hazardous Materials.

“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Escrow Accounts” shall mean accounts of Parent or any Subsidiary, solely to the extent any such accounts hold funds set aside by Parent or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by Parent or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees, (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law) and (f) other funds held in trust for, or otherwise pledged to or segregated for the benefit of, an identified beneficiary; or (2) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning given to such term in Section 7.01.

“Excess Proceeds” shall have the meaning given to such term in Section 2.12(b).

“Excess Proceeds Offer” shall have the meaning given to such term in Section 2.12(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means net cash proceeds received by Parent after the Closing Date from:

(1)            contributions to its common equity capital (other than from any Subsidiary); or

(2)            the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or any Subsidiary) of Qualifying Equity Interests,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(2)(B) of Section 6.01 hereof.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation of either the Borrower or any Guarantor hereunder or under any Loan Document, (a) any Taxes based on (or measured by) its net income, profits or capital, or any franchise taxes, imposed (i) by the United States of America or any political subdivision thereof or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such recipient is located, (c) in the case of a Foreign Lender, any withholding Tax or gross income Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except, and then only to the extent that, such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16(a), (d) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to deliver the documentation described in Section 2.16(f) or 2.16(g) and (e) any U.S. withholding Tax that is imposed by reason of FATCA.

“Extended Revolving Commitment” shall have the meaning given to such term in Section 2.28(b)(ii).

“Extending Lender” means (a) each Existing Lender that has agreed to extend its Commitment as set forth on Schedule I, (b) each Non-Extending Lender that has agreed after the Closing Date to become an “Extending Lender” (which agreement shall be in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and, in the case of any assignee of a Non-Extending Lender, may be included in the Assignment and Assumption Agreement pursuant to which such assignee assumed the Commitment or Aggregate Exposure of a Non-Extending Lender), (c) any New Lender and (d) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume any Commitment or to acquire the Aggregate Exposure from any such Existing Lender, as applicable, or other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Extension Amendment” shall have the meaning given to such term in Section 2.28(d).

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slots” shall have the meaning given to such term in the Collateral Trust Agreement.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of the Borrower (unless otherwise provided in this Agreement); provided that any such officer of the Borrower shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are similar thereto and not materially more onerous to comply with, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing any of the foregoing (together with any Law implementing such agreement involving any U.S. or non-U.S. regulations or official guidance).

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees” shall collectively mean the Commitment Fees, the Letter of Credit Fees and other fees referred to in Sections 2.19, 2.20 and 2.21.

“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)            the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(2)            the interest component of leases that are capitalized in accordance with GAAP of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(3)            any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(4)            the product of (A) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to Parent or a Restricted Subsidiary of Parent, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5)            the aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash,

all as determined on a consolidated basis in accordance with GAAP.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Adjusted Term SOFR Rate.

“Foreign Aviation Authority” shall mean any foreign governmental, quasi-governmental, regulatory or other agency, public corporation or private entity that exercises jurisdiction over the authorization (a) to serve any foreign point on the Pledged Routes that a Grantor is serving at any time and/or to conduct operations related to the Pledged Routes and related Pledged Gate Leaseholds and/or (b) to hold and operate any Pledged Foreign Slots.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Slot” shall have the meaning given to such term in the Collateral Trust Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Gate Leasehold” shall have the meaning given to such term in the Collateral Trust Agreement.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Grantor” shall mean the Borrower and any Guarantor that shall at any time pledge Collateral under a Collateral Document.

“Guarantee” means a guarantee (other than (a) by endorsement of negotiable instruments for collection or (b) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guaranteed Obligations” shall have the meaning given to such term in Section 9.01(a).

“Guarantors” shall mean, collectively, the Parent and each Subsidiary of the Parent that becomes a party to the Guarantee contained in Section 9 by executing an Instrument of Assumption and Joinder. As of the Closing Date, Parent is the sole Guarantor and, for the avoidance of doubt, nothing in this Agreement shall require that any Subsidiary of Parent become a Guarantor (unless assets of such Subsidiary are pledged as Collateral).

“Guaranty Obligations” shall have the meaning given to such term in Section 9.01(a).

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under any Environmental Law.

“Hedge Agreement” shall have the meaning given to such term in the Collateral Trust Agreement.

“Hedging Obligations” shall have the meaning given to such term in the Collateral Trust Agreement.

“IATA” means the International Air Transport Association and any successor thereto.

“ICF” means ICF International.

“Increase Effective Date” shall have the meaning given to such term in Section 2.27(a).

“Increase Joinder” shall have the meaning given to such term in Section 2.27(c).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding advance ticket sales, accrued expenses and trade payables), whether or not contingent:

(1)            in respect of borrowed money;

(2)            evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)            in respect of banker’s acceptances;

(4)            representing Capital Lease Obligations;

(5)            representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or

(6)            representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 – Derivatives and Hedging (or any successor provision thereto) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For the avoidance of doubt, Banking Product Obligations do not constitute Indebtedness.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes imposed on or with respect to any payments made by the Borrower or any Guarantor under this Agreement or any other Loan Document.

“Indemnitee” shall have the meaning given to such term in Section 10.04(b).

“Indenture” shall mean the Indenture dated as of the date hereof, among the Borrower, each guarantor party thereto from time to time and Wilmington Trust, National Association, as trustee and as collateral trustee.

“Initial Appraisals” shall mean, collectively, the report of (i) MBA setting forth the Appraised Value of the Pledged FAA Slots and related Pledged Gate Leaseholds and (ii) BK Associates, Inc. setting forth the Appraised Value of the Pledged Routes and related Pledged Foreign Slots and Pledged Gate Leaseholds, in each case, included in the Collateral on the Closing Date, each dated as of September 30, 2023 and delivered to the Administrative Agent by the Borrower pursuant to Section 4.01.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” shall mean (a) as to any Term Benchmark Loan having an Interest Period of one or three months, the last day of such Interest Period, (b) as to any Term Benchmark Loan having an Interest Period of more than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to ABR Loans, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Borrowing of Term Benchmark Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on (but excluding) the numerically corresponding day to the date of such Borrowing (or if there is no corresponding day, the last day) in the calendar month that is (subject to clause (ii) below) one, three or six months thereafter, as the Borrower may elect in the related notice delivered pursuant to Section 2.03 or 2.05; provided that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the final Interest Period selected by the Borrower may end on, but no later than, the Revolving Facility Maturity Date and (iii) no Interest Period shall end later than the Termination Date.

“Investments” means, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Parent or any Restricted Subsidiary of Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Parent after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.01 hereof. Notwithstanding the foregoing, any Equity Interests retained by Parent or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by Parent or any Restricted Subsidiary of Parent after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.01 hereof. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuing Lender” shall mean (i) each Revolving Lender listed on Annex A hereto from time to time as an “Issuing Lender” (or any of its Affiliates reasonably acceptable to the

Borrower), in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.02(i), and (ii) any other Lender agreeing to act in such capacity, which other Lender shall be reasonably satisfactory to the Borrower and the Administrative Agent. Each Issuing Lender may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender reasonably acceptable to the Borrower, which Affiliate shall agree in writing reasonably acceptable to the Borrower to be bound by the provisions of the Loan Documents applicable to an Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Lender Commitment” shall mean the commitment of each Issuing Lender to issue Letters of Credit in face amount not to exceed the amount set forth under the heading “Issuing Lender Commitment” opposite its name in Annex A hereto as updated from time to time or in the Assignment and Acceptance pursuant to which such Issuing Lender became a party hereto or in any other agreement with the Borrower pursuant to which such Issuing Lender becomes an Issuing Lender or increases its Issuing Lender Commitment, in each case, as any of the same may be changed from time to time with the consent of the Borrower and any such Issuing Lender.

“Joint Bookrunners” shall mean the parties listed as “Joint Bookrunners” on the cover of this Agreement.

“Joint Lead Arrangers” shall mean the parties listed as “Joint Lead Arrangers” on the cover of this Agreement.

“JPMCB” shall have the meaning set forth in the first paragraph of this Agreement.

“Junior Lien Debt” shall have the meaning given to such term in the Collateral Trust Agreement.

“Junior Lien Obligations” shall have the meaning given to such term in the Collateral Trust Agreement.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“LC Commitment” shall mean $500,000,000.

“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit issued by it.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate maximum undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time; provided, that in the case of any escalating Letter of Credit where the face amount thereof is subject to escalation with no conditions, the LC Exposure with respect to such Letter of Credit shall be determined by referring to the maximum face amount to which such Letter of

Credit may be so escalated. The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“Lender Party” shall have the meaning set forth in Section 10.03.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.

“Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.02, which letter of credit shall be (i) a standby letter of credit, (ii) issued for general corporate purposes of Parent or any Subsidiary of Parent; provided that in any case the account party of a Letter of Credit must be the Borrower, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Lender.

“Letter of Credit Account” shall mean the account established by the Borrower under the sole and exclusive control of the Administrative Agent maintained at the office of the Administrative Agent at 500 Stanton Christiana Road, Floor 01, Newark, DE 19713-2105, designated as the “United Airlines L/C Account” that shall be used solely for the purposes set forth herein.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.21.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by any Grantor described in clause (e)(iv) or (f) of the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidity” shall mean the sum of (i) all unrestricted cash and Cash Equivalents of the Parent and the Borrower (or for purposes of Section 6.01(b)(19), the Parent and its Restricted Subsidiaries) (excluding, for the avoidance of doubt, any cash or Cash Equivalents held in accounts subject to Account Control Agreements), (ii) the aggregate principal amount committed and available to be drawn by the Parent and the Borrower (or for purposes of Section 6.01(b)(19), the Parent and its Restricted Subsidiaries) (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities (including the Revolving Facility) of the Parent and the Borrower (or for purposes of Section 6.01(b)(19), the Parent and its Restricted Subsidiaries) and (iii) the scheduled net proceeds (after giving effect to any expected repayment of existing Indebtedness using such proceeds) of any Capital Markets Offering of the Parent or the Borrower (or for purposes of Section 6.01(b)(19), the Parent or any of its Restricted Subsidiaries)that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).

“Loan Documents” shall mean this Agreement, the Collateral Documents, the Administrative Agent Fee Letter, the Arranger Fee Letter and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by the Borrower or a Guarantor to the Administrative Agent, the Collateral Trustee, any Issuing Lender or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.

“Loan Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for a Loan in accordance with Section 2.03 in substantially the form of Exhibit F.

“Loans” shall mean the Revolving Loans.

“Margin Stock” shall have the meaning given to such term in Section 3.13(a).

“Marketing and Service Agreements” shall mean any business, marketing and/or service agreements among the Borrower (or any Guarantor) and/or any of its Subsidiaries and such other parties from time to time that include, but are not limited to, code-sharing, pro-rate, capacity purchase, service, frequent flyer, ground handling and marketing agreements, in each case that are entered into in the ordinary course of business.

“Material Adverse Change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the consolidated business, operations or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Trustee and the Lenders thereunder or (c) the ability of the Borrower and the Guarantors, collectively, to pay the Obligations.

“Material Indebtedness” shall mean Indebtedness of the Borrower and/or Guarantors (other than the Loans and obligations relating to Letters of Credit) outstanding under the same agreement in a principal amount exceeding $200,000,000.

“MBA” means Morten Beyer & Agnew.

“Minimum Extension Condition” shall have the meaning given to such term in Section 2.28(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Disposition (including, without limitation, any cash or Cash Equivalents received in respect of or upon the sale or other disposition of any non-cash consideration received in any Disposition) or Recovery Event, net of: (a) the direct costs and expenses relating to such Disposition and incurred by Parent or a Restricted Subsidiary (including the sale or disposition of such non-cash consideration) or any such Recovery Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Disposition or Recovery Event, taxes paid or payable as a result of the Disposition or Recovery Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; (b) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP; and (c) any portion of the purchase price from a Disposition placed in escrow pursuant to the terms of such Disposition (either as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Disposition) until the termination of such escrow.

“New Lender” shall have the meaning given to such term in Section 2.27(a).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Extending Lender” shall have the meaning given to such term in Section 10.08(g).

“Non-Recourse Debt” shall mean Indebtedness:

(1)            as to which neither Parent nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and

(2)            as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-Recourse Financing Subsidiary” shall mean any Subsidiary of Parent that (a) has no Indebtedness other than Non-Recourse Debt and (b) engages in no activities other than those relating to the financing of specified assets and other activities incidental thereto.

“Notes” shall have the meaning given to such term in the Collateral Trust Agreement.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Loans, the Designated Hedging Obligations, the Designated Banking Product Obligations, and all other obligations and liabilities of the Borrower to the Administrative Agent, any Issuing Lender or any Lender (or (i) in the case of Designated Hedging Obligations, any obligee with respect to such designated Hedging Obligations who was a Lender or an Affiliate of a Lender when the related Designated Hedge Agreement was entered into, or (ii) in the case of Designated Banking Product Obligations, any obligee with respect to such Designated Banking Product Obligations who was a Lender or a banking Affiliate of any Lender at the time the related Designated Banking Product Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, any Issuing Lender or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that the aggregate amount of all Designated Hedging Obligations and Designated Banking Product Obligations (in each case valued in accordance with the definitions thereof) at any time outstanding that shall be included as “Obligations” shall not exceed $250,000,000; provided, further, that in no event shall the Obligations include Excluded Swap Obligations.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower or Parent by an Officer of the Borrower or Parent, respectively.

“Old United” means United Air Lines, Inc., a Delaware corporation, which merged into Continental pursuant to the Airlines Merger.

“Original Closing Date” means April 21, 2021.

“Other Taxes” shall mean any and all present or future court stamp, mortgage, intangible, recording, filing or documentary taxes or any other similar, charges or similar levies arising from any payment made hereunder or from the execution, performance, delivery, registration of or enforcement of this Agreement or any other Loan Document.

“Outstanding Letters of Credit” shall have the meaning given to such term in Section 2.02(j).

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning given to such term in Section 10.02(d).

“Participant Register” shall have the meaning given to such term in Section 10.02(d).

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 and any subsequent legislation that amends or supplements such Act or any subsequent legislation that amends, supplements or supersedes such Act.

“Payment” has the meaning assigned to it in Section 8.07(c).

“Payment Notice” has the meaning assigned to it in Section 8.07(c).

“Payroll Accounts” shall mean depository accounts used only for payroll.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or any reasonable extension of, the business in which Parent and its Restricted Subsidiaries are engaged on the date of this Agreement.

“Permitted Disposition” shall mean any of the following:

(a)            the Disposition of Collateral permitted under the applicable Collateral Documents;

(b)            the Disposition of cash or Cash Equivalents constituting Collateral in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor; provided that this clause (b) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein;

(c)            sales or dispositions (but without in any way limiting the effect of clause (a) above) of surplus, obsolete, negligible or uneconomical assets no longer used in the business of the Borrower and the other Grantors, including returns of Slots to the FAA; provided that any such sale or disposition, as applicable, is made in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of the Parent and its Restricted Subsidiaries, taken as a whole;

(d)            Dispositions of Collateral among the Grantors (including any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by Section 5.12); provided that:

(i)            such Collateral remains at all times subject to a Lien with the same priority and level of perfection as was the case immediately prior to such Disposition (and otherwise subject only to Permitted Liens) in favor of the Collateral Trustee for the benefit of the Secured Parties following such Disposition,

(ii)            concurrently therewith, the Grantors shall execute any documents and take any actions reasonably required to create, grant, establish, preserve or perfect such Lien in accordance with the other provisions of this Agreement or the Collateral Documents,

(iii)            concurrently therewith or promptly thereafter, the Administrative Agent, for the benefit of the Secured Parties, shall receive an Officer’s Certificate, with respect to the matters described in clauses (i) and (ii) hereof and, if reasonably requested by the Administrative Agent, an opinion of counsel to the Borrower (which may be in-house counsel) as to the validity and perfection of such Lien on the Collateral, in each case in form and substance reasonably satisfactory to the Administrative Agent,

(iv)            concurrently with any Disposition of Collateral to any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by Section 5.12, such Person shall have complied with the requirements of Section 5.12; provided further that this clause (d) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein, and

(v)            the preceding provisions of clauses (i) through (iv) shall not be applicable to any Disposition resulting from a merger or consolidation permitted by Section 6.10; and

(e)            (i)  abandonment of Slots and Gate Leaseholds; provided that such abandonment is (A) in connection with the downsizing of any hub or facility which does not materially and adversely affect the business of Parent and its Restricted Subsidiaries, taken as a whole, (B) in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of the Parent and its Restricted Subsidiaries, taken as a whole, (C) reasonably determined by the Borrower to relate to Collateral of de minimis value or surplus to the Borrower’s needs or (D) required by the DOT, the FAA, Foreign Aviation Authorities or other Governmental Authority and, in the case of any such abandonment under this clause (i), does not have a Material Adverse Effect,

(ii)            exchange of Pledged Slots in the ordinary course of business that in Parent’s reasonable judgment are of reasonably equivalent value (so long as the Pledged Slots received in such exchange are concurrently pledged as Collateral and constitute Eligible Collateral, and such exchange would not result in a Material Adverse Effect),

(iii)            the termination of leases or subleases or airport use or license agreements in the ordinary course of business to the extent such terminations do not have a Material Adverse Effect, or

(iv)            any other lease or sublease of, or use or license agreements with respect to, assets and properties that constitute Slots or Gate Leaseholds in the ordinary course of business and swap agreements or similar arrangements with respect to Slots in the ordinary course of business and which lease, sublease, use or license agreement or swap agreement or similar arrangement (A) has a term of one year or less, or does not extend beyond two comparable IATA traffic seasons (and contains no option to extend beyond either of such periods), (B) has a term (including any option period) longer than allowed in clause (A); provided, however, that (x) in the case of each transaction pursuant to this clause (B), an Officer’s Certificate is delivered to the Administrative Agent concurrently with or promptly after the applicable Grantor’s entering into any such transaction that (i) immediately after giving effect to such transaction the Collateral Coverage Test would be satisfied (excluding, for purposes of calculating such ratio, the proceeds of such transaction and the intended use thereof), (ii) the Collateral Trustee’s Liens on Collateral subject to such lease, sublease, use, license agreement or swap or similar arrangement are not materially adversely affected (it being understood that no Permitted Lien shall be deemed to have such an effect) and (iii) no Event of Default exists at the time of such transaction, and (y) immediately after giving effect to any transaction pursuant to this clause (B), the aggregate Appraised Value of Collateral subject to transactions covered by this clause (B) shall not exceed $300,000,000; provided that the foregoing cap shall not apply to the extent such lease, sublease, use or license agreement or swap agreement or similar arrangement is required or advisable (as reasonably determined by the Borrower) to preserve and keep in full force and effect its rights in such Slot or Gate Leasehold, (C) is for purposes of operations by another airline operating under a brand associated with the Borrower (such as “United Express”) or otherwise operating routes under a joint business arrangement or at the Borrower’s direction under a code share agreement, capacity purchase agreement, pro-rate agreement or similar arrangement between such airline and the Borrower, or (D) is subject and subordinated to the rights (including remedies) of the Collateral Trustee under the applicable Collateral Documents on terms reasonably satisfactory to the Collateral Trustee;

(f)            the lease or sublease of assets and properties in the ordinary course of business; provided that, the rights of the lessee or sublessee shall be subordinated to the rights (including remedies) of the Collateral Trustee under the applicable Collateral Document on terms reasonably satisfactory to the Collateral Trustee;

(g)            any single transaction or series of related transactions that involves assets having an Appraised Value of less than $50.0 million; provided that, after giving pro forma effect to such transaction or transactions, the Collateral Coverage Test shall be satisfied; and

(h)            any Permitted Lien.

“Permitted Investments” shall mean:

(1)            any Investment in Parent or in a Restricted Subsidiary of Parent;

(2)            any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)            any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(A)            such Person becomes a Restricted Subsidiary of Parent; or

(B)            such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;

(4)            any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5)            any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6)            any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes;

(7)            Investments represented by Hedging Obligations;

(8)            loans or advances to officers, directors or employees made in the ordinary course of business of Parent or any Restricted Subsidiary of Parent in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(9)            prepayment of any Loans in accordance with the terms and conditions of this Agreement, or prepayment of any other Priority Lien Debt;

(10)            any guarantee of Indebtedness other than a guarantee of Indebtedness of an Affiliate of Parent that is not a Restricted Subsidiary of Parent;

(11)            any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (A) as required by the terms of such Investment as in existence on the Closing Date or (B) as otherwise permitted under this Agreement;

(12)            Investments acquired after the Closing Date as a result of the acquisition by Parent or any Restricted Subsidiary of Parent of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.10 hereof after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)            the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Parent or a Subsidiary of Parent in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

(14)            accounts receivable arising in the ordinary course of business;

(15)            Investments in connection with outsourcing initiatives in the ordinary course of business; and

(16)            Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed 30% of the total consolidated assets of the Parent and its Restricted Subsidiaries at the time of such Investment.

“Permitted Liens” means:

(1)            (a) Priority Liens held by the Collateral Trustee securing the Obligations, all other Priority Lien Debt and all other Priority Lien Obligations under the Notes and the Term Loan Credit Agreement, and any refinancing of any such Indebtedness (up to an aggregate principal amount not exceeding the aggregate principal amount of the Indebtedness being refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with such refinancing) and (b) Priority Liens held by the Collateral Trustee securing Priority Lien Debt and all other Priority Lien Obligations (in each case, other than such Indebtedness described in the foregoing clause (a)); provided that (i) after giving pro forma effect to the issuance or incurrence of any such Indebtedness under this clause (b), the aggregate principal amount of all Priority Lien Debt would not exceed the greater of (A) $11,000,000,000 and (B) such an amount that would cause the Collateral Coverage Ratio to be equal to 2.0 to 1.0 and the Total Collateral Coverage Ratio to be equal to 1.0 to 1.0; (ii) any such Indebtedness shall not be subject to or benefit from any Guarantee by any Person that does not also Guarantee the other Priority Lien Debt; (iii) any such Indebtedness (except for (x) Indebtedness issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge Priority Lien Debt (so long as such Indebtedness has a maturity date that is after, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Priority Lien Debt being renewed, refunded, extended, refinanced, replaced, defeased or discharged) and (y) customary bridge facilities provided by banks having a term no longer than 364 days) shall have a maturity date not earlier than the Latest Maturity Date and a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of any Revolving Loans and (iv) if any such Indebtedness is subject to more restrictive events of default or covenants, including negative covenants, financial covenants and collateral coverage ratios, than those applicable to the Revolving Loans, then the Borrower shall provide, promptly following issuance or incurrence of such Indebtedness, a written offer to the Administrative Agent (for approval by the Required Lenders) to amend this Agreement to provide that the events of default or covenants, as applicable, applying to the Revolving Loans shall be as restrictive as such events of default or covenants applicable to such additional Priority Lien Debt.

(2)            Liens held by the Collateral Trustee securing Junior Lien Debt and all other Junior Lien Obligations; provided that (i) all such junior Liens shall rank junior to the Priority Lien Obligations pursuant to the Collateral Trust Agreement and (ii) after giving pro forma effect to the issuance or incurrence of any such Indebtedness, the Total Collateral Coverage Ratio shall be no less than 1.0 to 1.0.

(3)            Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(4)            Liens imposed by law, including carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(5)            Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder;

(6)            Liens created for the benefit of (or to secure) the Obligations or any Guaranty Obligations;

(7)            (A) any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (B) Liens arising by operation of law or that are contractual rights of set-off in favor of the depository bank or securities intermediary in respect of the Letter of Credit Account or any account pledged to the Administrative Agent or the Collateral Trustee (for the benefit of the Secured Parties) and subject to an Account Control Agreement or equivalent control arrangement;

(8)            licenses, sublicenses, leases and subleases by any Grantor as they relate to any aircraft, airframe, engine or any Cure Collateral and to the extent (A) such licenses, sublicenses, leases or subleases do not interfere in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole, and in each case, such license, sublicense, lease or sublease is to be subject and subordinate to the Liens granted to the Collateral Trustee pursuant to the Collateral Documents, and in each case, would not result in a Material Adverse Effect or (B) otherwise expressly permitted by the Collateral Documents;

(9)            salvage or similar rights of insurers, in each case as it relates to any aircraft, airframe, engine or any Cure Collateral, if any;

(10)            in each case as it relates to any aircraft, Liens on appliances, parts, components, instruments, appurtenances, furnishings and other equipment installed on such aircraft and separately financed by a Grantor, to secure such financing;

(11)            Liens incurred in the ordinary course of business of Parent or any Restricted Subsidiary of Parent (x) with respect to obligations that do not exceed in the aggregate $30.0 million at any one time outstanding or (y) on Collateral having an aggregate Appraised Value that does not exceed $30.0 million;

(12)            Liens on Collateral permitted under the Collateral Document granting a Lien on such Collateral;

(13)            leases, subleases, use or license agreements and swap agreements constituting “Permitted Dispositions” pursuant to clause (e)(iv) of such definition;

(14)            in the case of any Gate Leaseholds, any interest or title of a licensor, sublicensor, lessor, sublessor or airport operator under any lease, license or use agreement;

(15)            Liens on Collateral directly resulting from any Disposition (other than a Permitted Disposition incurred pursuant to clause (h) of the definition thereof) of such Collateral permitted under the Loan Documents; and

(16)            any extension, modification, renewal or replacement of the Liens described in clauses (1) through (15) above, provided that such extension, modification, renewal or replacement does not increase the principal amount of Indebtedness associated therewith.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (or commitments in respect thereof) of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness;

(2)            if such Permitted Refinancing Indebtedness has a maturity date that is after the Latest Maturity Date then in effect (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (A) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) more than 60 days after the Latest Maturity Date then in effect;

(3)            if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged;

(4)            no Restricted Subsidiary that is not the Borrower or a Guarantor shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such Restricted Subsidiary was an obligor with respect to the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(5)            notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by Parent or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than 36 months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Plan Asset Regulations” means of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged FAA Slots” means, as of any date, the FAA Slots included in the Collateral as of such date.

“Pledged Foreign Slots” means, as of any date, the Foreign Slots included in the Collateral as of such date.

“Pledged Gate Leaseholds” means, as of any date, the Gate Leaseholds included in the Collateral as of such date.

“Pledged Routes” means, as of any date, the Routes included in the Collateral as of such date.

“Pledged Slots” means, as of any date, the Slots included in the Collateral as of such date.

“Prime Rate” shall mean the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority Lien” means a Lien granted pursuant to the Collateral Trust Agreement to secure Priority Lien Obligations.

“Priority Lien Debt” shall have the meaning given to such term in the Collateral Trust Agreement.

“Priority Lien Obligations” shall have the meaning given to such term in the Collateral Trust Agreement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries sells, conveys or otherwise transfers to (a) a Receivables Subsidiary or any other Person (in the case of a transfer by Parent or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Parent or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, other than assets that constitute Collateral or proceeds of Collateral.

“Qualified Replacement Assets” means (a) in the case of Collateral comprised of Slots, Routes or Gate Leaseholds of the Borrower, Slots of United or any Grantor (which shall include any Gate Leaseholds necessary for servicing the scheduled air carrier service utilizing such Slots) or Routes of United or any Grantor (which shall include any Slots and Gate Leaseholds necessary for servicing the scheduled air carrier service authorized by such Routes); provided that FAA Slots shall be at an Eligible Airport and (b) in the case of Cure Collateral, Cure Collateral of any type (other than cash and Cash Equivalents).

“Qualifying Equity Interests” means Equity Interests of Parent other than Disqualified Stock.

“Receivables Subsidiary” means a Subsidiary of Parent which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Parent (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by Parent or any Restricted Subsidiary of Parent (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (2) is recourse to or obligates Parent or any Restricted Subsidiary of Parent in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of Parent or any Subsidiary of Parent (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Parent nor any Subsidiary of Parent has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Parent nor any Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of a Parent will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral or any “event of loss” or similar term (as defined in the related Collateral Document pursuant to which a security interest in such Collateral is granted to the Collateral Trustee, if applicable).

“Reference Date” shall have the meaning set forth in Section 6.09(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, and (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning set forth in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall have the meaning specified in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Class Lenders” shall mean, with respect to any Class of Loans, the Lenders having more than 50% of all outstanding Loans and Commitments of such Class.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The Revolving Extensions of Credit and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means an Officer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 6.01(a).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolver Extension” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer Date” shall have the meaning set forth in Section 2.28(b)(i).

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the Revolving Facility Termination Date with respect to the applicable Revolving Commitments.

“Revolving Commitment” shall mean the commitment of each Revolving Lender to make Revolving Loans and participate in Letters of Credit hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Commitments as of the Closing Date is $2,865,000,000.

“Revolving Commitment Percentage” shall mean, at any time, with respect to each Revolving Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment or, if the Revolving Commitments have been terminated, the Revolving Commitment Percentage of each Revolving Lender that existed immediately prior to such termination.

“Revolving Extensions of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Commitment Percentage of the LC Exposure then outstanding.

“Revolving Facility” shall mean the Revolving Commitments and the Revolving Loans made and Letters of Credit issued thereunder.

“Revolving Facility Maturity Date” shall mean, with respect to (a) Revolving Commitments of the Extending Lenders that have not been extended pursuant to Section 2.28, February 15, 2029, (b) Revolving Commitments of the 2024 Non-Extending Lenders, April 21, 2025 and (c) any Extended Revolving Commitments, the final maturity date therefor as specified in the applicable Revolver Extension Offer accepted by the respective Revolving Lender or Revolving Lenders.

“Revolving Facility Termination Date” shall mean the earlier to occur of (a) the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments, (b) the acceleration of the Loans (if any) and the termination of the Commitments in accordance with the terms hereof and (c) the termination of the applicable Revolving Commitments as a whole pursuant to Section 2.11.

“Revolving Lender” shall mean each Lender having a Revolving Commitment.

“Revolving Loan” shall have the meaning set forth in Section 2.01(a).

“Route” shall have the meaning given to such term in the Collateral Trust Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale of a Grantor” means, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral other than (1) an issuance of Equity Interests by a Grantor to Parent or another Restricted Subsidiary of Parent, and (2) an issuance of directors’ qualifying shares.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country, territory or region which is itself the subject or target of any Sanctions, which as of the Closing Date include the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and Crimea regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) a Person which is subject or target of any Sanctions or (b) any Person owned or controlled by any such Person or Persons.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Parties” shall mean the Administrative Agent, the Collateral Trustee, the Issuing Lenders, the Lenders and all other holders of Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary of Parent that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for current or former employees of the Borrower or an ERISA Affiliate and in respect of which the Borrower or any ERISA Affiliate could reasonably be expected to have liability under Title IV of ERISA.

“Slot” shall have the meaning given to such term in the Collateral Trust Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definitions of “Daily Simple SOFR”.

“SRG Security Agreement” shall mean that certain Priority Lien Security Agreement (Slots, Routes and Gates), dated as of the Original Closing Date, among the Borrower, any other Grantor from time to time party thereto, and the Collateral Trustee, a copy of which is attached hereto as Exhibit A-1, as the same may be amended, restated, modified, supplemented, extended, amended and restated or replaced from time to time in accordance with the terms thereof and of the Collateral Trust Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Term SOFR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in reserve percentage.

“Stored” shall mean, as to any aircraft, airframe, or engine, that such aircraft, airframe or engine has been stored (a) with a low expectation of a return to service within the one year following commencement of such storage and (b) in a manner intended to minimize the rate of environmental degradation of the structure and components of such aircraft, airframe or engine (as the case may be) during such storage.

“Subject Company” shall have the meaning set forth in Section 6.10(a).

“Subsidiary” shall mean, with respect to any Person

(1)            any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)            any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the Revolving Facility Termination Date applicable to the related Revolving Commitments.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Tranche” shall mean the collective reference to Term Benchmark Loans under the Revolving Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Loan Credit Agreement” shall have the meaning given to such term in the Collateral Trust Agreement.

“Term SOFR Adjustment” means, for any calculation with respect to the Adjusted Term SOFR Rate, (x) with respect to any Extending Lender, a percentage per annum equal to 0.10%, and (y) with respect to any 2024 Non-Extending, a percentage per annum as set forth for the applicable Interest Period:

Interest Period	Percentage
One month	0.11448%
Three months	0.26161%
Six months	0.42826%

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Title 14” means Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.

“Total Collateral Coverage Ratio” shall mean, as of any date, the ratio of (a) the Appraised Value of the Eligible Collateral as of such date to (b) the sum of (i) the Total Priority Lien Principal Amount as of such date plus (ii) the sum of (x) the aggregate principal amount of all Junior Lien Debt minus the amount of cash, Cash Equivalents or the undrawn amount of “back-to-back” letters of credit that are (1) issued by a bank approved by the Administrative Agent to cash collateralize Letters of Credit hereunder and (2) in an amount up to an amount approved to collateralize Letters of Credit hereunder, and that separately securing the undrawn amounts of any outstanding letters of credit that constitute Junior Lien Debt, in an amount not to exceed the maximum undrawn amount of such letter of credit, plus (y) the aggregate amount of all Hedging Obligations that constitute “Junior Lien Obligations” then outstanding, in each case, as of such date.

“Total Priority Lien Principal Amount” shall mean, as of any date, the sum of (x) the aggregate principal amount of all Priority Lien Debt minus the amount of cash, Cash Equivalents or the undrawn amount of “back-to-back” letters of credit permitted to collateralize Letters of Credit hereunder separately securing the undrawn amounts of any outstanding letters of credit that constitute Priority Lien Debt (including LC Exposure that has been Cash Collateralized in accordance with Section 2.02(j)), in an amount not to exceed the maximum undrawn amount of such letter of credit, plus (y) the aggregate amount of all Hedging Obligations that constitute “Priority Lien Obligations” then outstanding, in each case, as of such date.

“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments at such time.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions” shall mean the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Loan Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Collateral Trustee for the benefit of the Secured Parties, the borrowing of Loans and the use of the proceeds thereof, and the request for and issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“UK Collateral Qualifications” means, with respect to the Collateral (solely in this instance, as defined in the UK Debenture) and the UK Debenture, the legal qualifications and reservations (however described) set out in the legal opinion of Milbank LLP that was delivered in connection with the UK Debenture.

“UK Debenture” shall mean, that certain English law debenture between the Borrower and the Collateral Trustee, dated as of May 20, 2021, a copy of which is attached hereto as Exhibit A-2, as the same may be amended, restated, modified, supplemented, extended, amended and restated or replaced from time to time in accordance with the terms thereof and of the Collateral Trust Agreement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United” means United Airlines, Inc., a Delaware corporation.

“United SRG” means all Slots, Routes and Gate Leaseholds of the Parent or any of its Subsidiaries, other than any such Slots, Routes or Gate Leaseholds that are both (x) held by a foreign or domestic Subsidiary of the Parent (other than the Borrower) formed or acquired after the date hereof as a result of or in connection with the acquisition of an existing airline having its own air carrier operating certificate (or equivalent in its applicable jurisdiction of certification) (including also any additional Subsidiaries as may be formed thereafter in connection with continued operations following such acquisition), and (y) operated under an air carrier operating certificate (or equivalent in its applicable jurisdiction of certification) separate from that of the Borrower.

“United States Citizen” shall have the meaning set forth in Section 3.02.

“Unrestricted Subsidiary” means any Subsidiary of Parent that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary in compliance with Section 5.06 hereof pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(1)            has no Indebtedness other than Non-Recourse Debt;

(2)            except as permitted by Section 6.05 hereof, is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(3)            is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)            has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries; and

(5)            does not own any assets or properties that constitute Collateral.

“Unused Total Revolving Commitment” shall mean, at any time, (a) the Total Revolving Commitment less (b) the Total Revolving Extensions of Credit.

“Use or Lose Rule” shall mean with respect to Slots, the terms of 14 C.F.R. Section 93.227 or other applicable utilization requirements issued by the FAA, other Governmental Authorities, any Foreign Aviation Authorities or any Airport Authorities.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)            the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)            the then outstanding principal amount of such Indebtedness.

“Withholding Agent” shall mean the Borrower, a Guarantor and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless expressly provided otherwise, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Guarantors, the actual knowledge of any Responsible Officer.

Section 1.03.      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Parent’s consolidated financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

Section 1.04.      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05.      Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.29(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06.      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Designated Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 1.06, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 2.

AMOUNT AND TERMS OF CREDIT

Section 2.01.      Commitments of the Lenders.

(a)            Revolving Commitments. (i) Each Revolving Lender severally, and not jointly with the other Revolving Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans denominated in Dollars (each a “Revolving Loan” and collectively, the “Revolving Loans”) to the Borrower at any time and from time to time during the Revolving Availability Period in an aggregate principal amount not to exceed, when added to such Revolving Lender’s LC Exposure, the Revolving Commitment of such Lender, which Revolving Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. At no time shall the sum of the then outstanding aggregate principal amount of the Revolving Loans plus the LC Exposure exceed the Total Revolving Commitment.

(i)            Each Borrowing of a Revolving Loan shall be made from the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve the other Revolving Lenders of their obligations to lend.

(b)            [Intentionally Omitted.]

(c)            Type of Borrowing. Each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. There may be multiple Borrowings incurred, converted or continued on the same day.

(d)            Amount of Borrowing. At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Total Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e). Borrowings of more than one Type may be outstanding at the same time.

(e)            Limitation on Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of a Revolving Loan if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments.

Section 2.02.      Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (and, subject to the third to last sentence of clause (b) below, the applicable Issuing Lender shall issue) Letters of Credit in Dollars, at any time and from time to time during the Revolving Availability Period, in each case, for the Borrower’s own account or the account of any other Subsidiary of Parent, in a form reasonably acceptable to the Administrative Agent, such Issuing Lender and the Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall either provide (i) telephonic notice promptly followed by written notice or (ii) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender (which approval shall not be unreasonably withheld, delayed or conditioned)) to the applicable Issuing Lender and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (1) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (2) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), (3) the amount of such Letter of Credit, (4) the name and address of the beneficiary thereof and (5) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit; provided that, to the extent such standard form (and/or any related reimbursement agreement) is inconsistent with the Loan Documents, the Loan Documents shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (w) the LC Exposure shall not exceed the aggregate amount of all Issuing Lender Commitments, (x) the LC Exposure shall not exceed the LC Commitment, (y) the aggregate amount of the Unused Total Revolving Commitment shall not be less than zero and (z) the LC Exposure with respect to all Letters of Credit issued by the applicable Issuing Lender with respect to such Letter of Credit shall not exceed the Issuing Lender Commitment with respect to such Issuing Lender. No Issuing Lender shall be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not in effect on the Closing Date and which, in each case, such Issuing Lender in good faith deems material to it; or (ii) the issuance of such Letter of Credit would violate one or more written policies of such Issuing Lender applicable to letters of credit generally in place at the time of, and not in contemplation of, such request. No Issuing Lender (other than an Affiliate of the Administrative Agent) shall permit any such issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement.

(c)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) (x) with respect to the Revolving Commitments of the 2024 Non-Extending Lenders, the date that is seven (7) Business Days prior to the earliest Revolving Facility Maturity Date with respect to such Revolving Commitments and (y) with respect to the Revolving Commitments of the Extending Lenders, the date that is seven (7) Business Days prior to the earliest Revolving Facility Maturity Date with respect to such Revolving Commitments (provided, in each case, that, to the extent that all of the participations in such Letter of Credit held by the holders of such Revolving Commitments have been re-allocated or Cash Collateralized pursuant to the terms of any Extension Amendment, such Revolving Commitments shall be disregarded for purposes of this clause (ii)).

(d)            Participations. By the issuance of a Letter of Credit (or an amendment, renewal or extension of a Letter of Credit, including any amendment increasing the amount thereof), and without any further action on the part of the applicable Issuing Lender or the Revolving Lenders, such Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Lender, such Revolving Lender’s Revolving Commitment Percentage of the amount of each LC Disbursement made by such Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 2.02(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence of an Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. (i) If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to the amount of such LC Disbursement not later than the first Business Day following the date the Borrower receives notice from the Issuing Lender of such LC Disbursement; provided that, in the case of any LC Disbursement, to the extent not reimbursed and, subject to the satisfaction (or waiver) of the conditions to borrowing set forth herein, including, without limitation, making a request in accordance with Section 2.03 that such payment shall be financed with an ABR Revolving Borrowing, as the case may be, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.

(i)            If the Borrower fails to make any payment due under the preceding paragraph (i) with respect to a Letter of Credit when due (including by a Borrowing), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.02(e) with respect to any LC Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.02(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders, nor the applicable Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), the applicable Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment, whether the applicable Issuing Lender has made or will make an LC Disbursement thereunder and the amount of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement in accordance with the terms herein.

(h)            Interim Interest. If the applicable Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse (including by a Borrowing) such LC Disbursement in full not later than the first Business Day following the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse (including by a Borrowing) such LC Disbursement when due pursuant to Section 2.02(e), then Section 2.08 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.02(e) to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i)            Replacement or Resignation of an Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  Any Issuing Lender may resign at any time by giving 30 days’ prior written notice to the Administrative Agent and the Borrower.  The Administrative Agent shall notify the Revolving Lenders of any such replacement or resignation of the Issuing Lender.  At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid Fees accrued for the account of the replaced or retiring Issuing Lender pursuant to Section 2.21.  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement or resignation of an Issuing Lender hereunder, the replaced or retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or increase any existing Letter of Credit.

(j)            Replacement of Letters of Credit; Cash Collateralization. The Borrower shall (i) upon or prior to the occurrence of the earlier of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Revolving Loans (if any) and the termination of the Revolving Commitments in accordance with the terms hereof, (x) cause all Letters of Credit which expire after the earlier to occur of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Revolving Loans (if any) and the termination of the Revolving Commitments in accordance with the terms hereof (the “Outstanding Letters of Credit”) to be returned to the applicable Issuing Lender undrawn and marked “cancelled” or (y) if the Borrower does not do so in whole or in part either (A) provide one or more “back-to-back” letters of credit to each applicable Issuing Lender with respect to any such Outstanding Letters of Credit in a form reasonably satisfactory to each such Issuing Lender and the Administrative Agent, issued by a bank reasonably satisfactory to each such Issuing Lender and the Administrative Agent, and/or (B) deposit cash in the Letter of Credit Account, as collateral security for the Borrower’s reimbursement obligations in connection with any such Outstanding Letters of Credit, such cash (or any applicable portion thereof) to be promptly remitted to the Borrower (provided no Default or Event of Default has occurred and is continuing) upon the expiration, cancellation or other termination or satisfaction of the Borrower’s reimbursement obligations with respect to such Outstanding Letters of Credit, in whole or in part, in an aggregate principal amount for all such “back-to-back” letters of credit and any such Cash Collateralization equal to 102% of the then outstanding amount of all LC Exposure (less the amount, if any, on deposit in the Letter of Credit Account prior to taking any action pursuant to clauses (A) or (B) above), and (ii) if required pursuant to Section 2.02(m), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii), 2.26(f) or 7.01 or pursuant to any Extension Amendment, deposit in the Letter of Credit Account an amount required pursuant to Section 2.02(m), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii), 2.26(f) or 7.01, or pursuant to any such Extension Amendment, as applicable (any such deposit or provision of “back-to-back” letters of credit described in the preceding clause (i) or clause (ii), “Cash Collateralization” (it being understood that any LC Exposure shall be deemed to be “Cash Collateralized” only to the extent a deposit or provision of “back-to-back” letters of credit as described above is made in an amount equal to 102% of the amount of such LC Exposure)). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Letter of Credit Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account and shall be paid to the Borrower on its request provided no Default or Event of Default has occurred and is continuing. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide Cash Collateralization hereunder pursuant to Section 2.02(m), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii) or 2.26(f), or the terms of any Extension Amendment, such Cash Collateralization (to the extent not applied as contemplated by the applicable section) shall be returned to the Borrower within three (3) Business Days after the applicable section (or Extension Amendment) no longer requires the provision of such Cash Collateralization.

(k)            Issuing Lender Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it (and whether, subject to Section 2.02(b), the face amount of any such Letter of Credit was changed thereby) and the aggregate face amount of such Letters of Credit outstanding after giving effect to such issuance, amendment, renewal or extension, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(l)            [Intentionally Omitted.]

(m)           Provisions Related to Extended Revolving Commitments. If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit with respect to which Lenders holding such Revolving Commitments hold participation interests, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.02(d) or (e) and for any reallocations required pursuant to Section 2.26(d)(i)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.02(j). For the avoidance of doubt, commencing with the maturity date of any tranche of

Revolving Commitments, the sublimit for Letters of Credit under any tranche of Revolving Commitments that has not so then matured shall be as agreed in the relevant Extension Amendment with such Revolving Lenders (to the extent such Extension Amendment so provides).

Section 2.03.      Requests for Loans.

(a)            Unless otherwise agreed to by the Administrative Agent in connection with making the initial Revolving Loans, to request a Revolving Loan, the Borrower shall notify the Administrative Agent of such request in writing (A) in the case of a Term Benchmark Loan, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Loan and (B) in the case of an ABR Loan, not later than 11:00 a.m., New York City time, on the date of the proposed Loan. Each Loan Request shall specify the following information in compliance with Section 2.01(a):

(i)            the aggregate amount of the requested Loan (which shall comply with Section 2.01(d));

(ii)            the date of such Loan, which shall be a Business Day;

(iii)            whether such Loan is to be an ABR Loan or a Term Benchmark Loan; and

(iv)            in the case of a Term Benchmark Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Term Benchmark Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b)            Promptly following receipt of a Loan Request in accordance with this Section 2.03, the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Loan.

Section 2.04.      Funding of Loans.

(a)            Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Loan Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.02(e) shall be remitted by the Administrative Agent to the Issuing Lender.

(b)            [Intentionally Omitted.]

(c)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan (or, with respect to any ABR Loan made on same-day notice, prior to 11:00 a.m., New York City time, on the date of such Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate otherwise applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then (x) such amount shall constitute such Lender’s Loan included in such Loan and the Borrower shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid and (y) if such amount was previously repaid by the Borrower, the Administrative Agent shall promptly make a corresponding amount available to the Borrower.

Section 2.05.      Interest Elections.

(a)            The Borrower may elect from time to time to (i) convert ABR Loans to Term Benchmark Loans, (ii) convert Term Benchmark Loans to ABR Loans, provided that any such conversion of Term Benchmark Loans may be made only on the last day of an Interest Period with respect thereto or (iii) continue any Term Benchmark Loan as such upon the expiration of the then current Interest Period with respect thereto.

(b)            To make an Interest Election Request pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by hand or facsimile delivery or by electronic mail of a written Interest Election Request by the time that the Loan Request would be required under Section 2.03 if the Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election, provided that the initial Interest Election Request may be incorporated into the Loan Request on the Closing Date. Each such Interest Election Request shall be irrevocable.

(c)            Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)            if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a one month Term Benchmark Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06.      Limitation on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Term Benchmark Tranches shall be outstanding at any one time.

Section 2.07.      Interest on Loans.

(a)            Subject to the provisions of Section 2.08, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)            Subject to the provisions of Section 2.08, each Term Benchmark Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted Term SOFR Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date with respect to such Loans and thereafter on written demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Term Benchmark Loan to an ABR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)            Notwithstanding anything to the contrary herein, the Borrower may elect to deliver the Loan Request for an ABR Loan Borrowing together with an Interest Election Request to convert such ABR Loan Borrowing into a Term Benchmark Loan Borrowing on the date falling three (3) Business Days thereafter, and, in such case, interest accrued and updated as of such date of conversion shall not be payable on such date, but shall instead be payable on the Interest Payment Date corresponding to such Term Benchmark Borrowing.

Section 2.08.      Default Interest. If the Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.02(e) of any LC Disbursements), whether at stated maturity, by acceleration or otherwise, the Borrower or such Guarantor, as the case may be, shall on written demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is applicable, a year of 365 days or 366 days in a leap year) equal to (a) with respect to the principal amount of any Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.

Section 2.09.      Alternate Rate of Interest. Subject to Section 2.29, in the event, and on each occasion, that on the date that is two (2) Business Days prior to the commencement of any Interest Period for a Term Benchmark Loan, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted Term SOFR Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders and, until the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Borrowing of Term Benchmark Loans hereunder (including pursuant to a refinancing with Term Benchmark Loans and including any request to continue, or to convert to, Term Benchmark Loans) shall be deemed a request for a Borrowing of ABR Loans.

Section 2.10.      Repayment of Loans; Evidence of Debt.

(a)            The Borrower unconditionally promises to pay the then unpaid principal amount of each Revolving Loan then outstanding on the Revolving Facility Termination Date applicable to such Revolving Loan to the Administrative Agent for the ratable account of each Revolving Lender to which such Revolving Facility Termination Date is applicable.

(b)            [Intentionally Omitted.]

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(e)            The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

Section 2.11.      Optional Termination or Reduction of Revolving Commitments. Upon at least two (2) Business Days prior written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate a Total Revolving Commitment (subject to compliance with Section 2.12(e)), or from time to time in part permanently reduce the Unused Total Revolving Commitment; provided that each such notice shall be revocable at any time prior to such reduction or termination, as the case may be, or to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed. Each such reduction of the Unused Total Revolving Commitment shall be in the principal amount not less than $1,000,000 and in an integral multiple of $1,000,000. Simultaneously with each reduction or termination of the Revolving Commitment, the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender the Commitment Fee accrued and unpaid on the amount of the Revolving Commitment of such Revolving Lender so terminated or reduced through the date thereof. Any reduction of the Unused Total Revolving Commitment pursuant to this Section 2.11 shall be applied to reduce the Revolving Commitment of each Revolving Lender on a pro rata basis.

Section 2.12.      Mandatory Prepayment of Loans; Commitment Termination.

(a)            Within 365 days after the receipt of any Net Proceeds from a Disposition of Collateral pursuant to Section 6.04(ii) or from a Recovery Event, the Borrower may apply such Net Proceeds:

(i)            to purchase other Eligible Collateral constituting Qualified Replacement Assets;

(ii)           to repay Priority Lien Debt;

(iii)          to make a capital expenditure with respect to assets that constitute Collateral; or

(iv)          solely in the case of a Recovery Event, repair or replace the assets which are the subject of such Recovery Event;

provided that the Borrower will be deemed to have complied with the provision described in clauses (i), (iii) and (iv) of this paragraph if and to the extent that, within 365 days after the sale or other Disposition, or Recovery Event, that generated the Net Proceeds, the Borrower has entered into and not abandoned or rejected a binding agreement to acquire the assets that would constitute Collateral, make a capital expenditure or repair the assets which are the subject of such Recovery Event, in each case, in compliance with the provision described in clause (i), (iii) or (iv) of this paragraph, as applicable, and that acquisition, purchase, capital expenditure or repair is thereafter completed within 90 days after the end of such 365-day period.

(b)            Any Net Proceeds from such a Disposition or Recovery Event that are not applied or invested as provided in Section 2.12(a), together with any Net Proceeds that are earlier designated as “Excess Proceeds” by the Borrower, will constitute “Excess Proceeds.” Within five (5) Business Days of the date on which the aggregate amount of Excess Proceeds exceeds $150,000,000 (or earlier if the Borrower so elects), the Borrower shall prepay the Loans and will make an offer to purchase and/or repay, prepay or redeem, as applicable, to holders of notes and all holders of other Priority Lien Debt containing provisions similar to those set forth in this Agreement with respect to offers to purchase or prepay any other Priority Lien Debt requiring repayment or prepayment (collectively, whether through an offer or a required prepayment, a “Excess Proceeds Offer”); provided that the percentage of such Excess Proceeds applied to prepay the Lenders in such Excess Proceeds Offer shall equal the percentage of the aggregate principal amount of all Priority Lien Debt represented at such time by the Loans. The prepayment amount in such Excess Proceeds Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Excess Proceeds Offer, the Borrower may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement. Upon completion of each Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

(c)            Amounts required to be applied to the prepayment of Loans pursuant to Section 2.12(a) and (b) shall be applied in accordance with Section 2.17(e)(iii). Any such prepayments of Revolving Loans shall not result in a corresponding permanent reduction in the Revolving Commitments. The application of any prepayment pursuant to this Section 2.12 shall be made, first, to ABR Loans and, second, to Term Benchmark Loans.

(d)            If at any time the Total Revolving Extensions of Credit for any reason exceed the Total Revolving Commitment at such time, the Borrower shall prepay Revolving Loans on a pro rata basis in an amount sufficient to eliminate such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the Total Revolving Extensions of Credit exceed the Total Revolving Commitment then in effect, the Borrower shall Cash Collateralize outstanding Letters of Credit to the extent of such excess.

(e)            Upon the Revolving Facility Termination Date applicable to any Revolving Commitment, such Revolving Commitment shall be terminated in full and the Borrower shall repay the applicable Revolving Loans then outstanding under such Revolving Commitment in full and, except as the Administrative Agent may otherwise agree in writing, if any Letter of Credit remains outstanding, comply with Section 2.02(j) in accordance therewith.

(f)            All prepayments under this Section 2.12 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any accrued and unpaid Fees and any losses, costs and expenses, as more fully described in Section 2.15 hereof.

(g)            If a Change of Control occurs, within thirty (30) days following the occurrence of such Change of Control, the Borrower shall (i) prepay all of the outstanding Loans at a prepayment price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment, (ii) discharge all of the LC Exposure, if any, by Cash Collateralizing such LC Exposure and (iii) terminate all of the unused Revolving Commitments, if any, in accordance with this Section 2.12.

(h)            On April 21, 2025, the Borrower shall repay all of the Loans of the 2024 Non-Extending Lenders and, in connection therewith, each other Lender hereby agrees that, so long as its Loans are not otherwise due and payable hereunder, it shall not be entitled to any pro-rata repayment of its Loans of the same Class notwithstanding Section 2.17(e) or any other provision hereof to the contrary. If any LC Exposure exists at the time of such repayment to the 2024 Non-Extending Lenders:

(i)            all of such LC Exposure held by the 2024 Non-Extending Lenders shall be reallocated among the remaining Lenders with Commitments of the same Class as the 2024 Non-Extending Lenders in accordance with their respective Aggregate Exposure Percentage, but only to the extent (x) the sum of all Aggregate Exposures of the Extending Lenders of a Class does not exceed the total of all Extending Lenders’ Commitments of such Class, (y) no Extending Lender’s Aggregate Exposure of a Class will exceed such Lender’s Commitment of such Class, and (z) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)            if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall on the day of such prepayment to the 2024 Non-Extending Lenders also prepay Loans in accordance with Section 2.13(a) in an amount such that after giving effect thereto, all LC Exposure of the 2024 Non-Extending Lenders could be reallocated in accordance with clause (1) above (whereupon such LC Exposure shall be so reallocated regardless of whether the conditions set forth in Section 4.02 are satisfied at such time).

Section 2.13.      Optional Prepayment of Loans.

(a)            The Borrower shall have the right, at any time and from time to time, to prepay any Loans, in whole or in part, (i) with respect to Term Benchmark Loans, upon (A) telephonic notice (followed promptly by written or facsimile notice or notice by electronic mail) to the Administrative Agent or (B) written or facsimile notice (or notice by electronic mail) to the Administrative Agent, in any case received by 1:00 p.m., New York City time, three (3) Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Loans, upon written or facsimile notice (or notice by electronic mail) to the Administrative Agent received by 1:00 p.m., New York City time, one Business Day prior to the proposed date of prepayment; provided that ABR Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $1,000,000 and in integral multiples of $1,000,000 in the case of Term Benchmark Loans and integral multiples of $100,000 in the case of ABR Loans, (B) no prepayment of Term Benchmark Loans shall be permitted pursuant to this Section 2.13(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.15, and (C) no partial prepayment of a Term Benchmark Tranche shall result in the aggregate principal amount of the Term Benchmark Loans remaining outstanding pursuant to such Term Benchmark Tranche being less than $1,000,000.

(b)            Any prepayments under Section 2.13(a) shall be applied, at the option of the Borrower, to repay the outstanding Revolving Loans of the Revolving Lenders (without any reduction in the Total Revolving Commitment) until all Revolving Loans shall have been paid in full (plus any accrued but unpaid interest and fees thereon). All prepayments under Section 2.13(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Sections 2.15 hereof.

(c)            [Intentionally Omitted.]

(d)            Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of Term Benchmark Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided that the Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

Section 2.14.      Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Lender (except any such reserve requirement subject to Section 2.14(c)); or

(ii)            impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder with respect to any Term Benchmark Loan or Letter of Credit (whether of principal, interest or otherwise), then, upon the request of such Lender or Issuing Lender, the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or Issuing Lender reasonably determines in good faith that any Change in Law affecting such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Term Benchmark Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts, in each case as documented by such Lender or Issuing Lender to the Borrower as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.16, this Section 2.14(b) shall not apply to Taxes.

(c)            Solely to the extent arising from a Change in Law, the Borrower shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Term Benchmark funds or deposits, additional interest on the unpaid principal amount of each Term Benchmark Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Term Benchmark Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender. If a Lender fails to give written notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)            A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and the basis for calculating such amount or amounts shall be delivered to the Borrower and shall be prima facie evidence of the amount due. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount due within fifteen (15) days after receipt of such certificate.

(e)            Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f)            The Borrower shall not be required to make payments under this Section 2.14 to any Lender or Issuing Lender if (A) a claim hereunder arises solely through circumstances peculiar to such Lender or Issuing Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender or Issuing Lender generally, (B) the claim arises out of a voluntary relocation by such Lender or Issuing Lender of its applicable Lending Office (it being understood that any such relocation effected pursuant to Section 2.18 is not “voluntary”), or (C) such Lender or Issuing Lender is not seeking similar compensation for such costs to which it is entitled from its borrowers generally in commercial loans of a similar size.

(g)            Notwithstanding anything herein to the contrary, regulations, requests, rules, guidelines or directives implemented after the Closing Date (or, solely in the case of 2024 Non-Extending Lenders, the Original Closing Date) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law; provided however, that any determination by a Lender or Issuing Lender of amounts owed pursuant to this Section 2.14 to such Lender or Issuing Lender due to any such Change in Law shall be made in good faith in a manner generally consistent with such Lender’s or Issuing Lender’s standard practice.

Section 2.15.      Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, Section 2.27(d) or Section 10.08(d), then, in any such event, at the request of such Lender, the Borrower shall compensate such Lender for the loss, cost and expense sustained by such Lender attributable to such event; provided that in no case shall this Section 2.15 apply to any payment of an Installment pursuant to Section 2.10(b). Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable rate of interest for such Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would be received at the Adjusted Term SOFR Rate for the rest of the period. A certificate of any Lender setting forth any amount or amounts (and the basis for requesting such amount or amounts) that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be prima facie evidence of the amount due. The Borrower shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.

Section 2.16.      Taxes.

(a)            Any and all payments by or on account of any Obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Lender or any Issuing Lender, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after making all required deductions for any Indemnified Taxes or Other Taxes (including deductions for any Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.16), the Administrative Agent, Lender, Issuing Lender or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            In addition, the Borrower or any Guarantor, as applicable, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of or withheld or deducted from payments owing to the Administrative Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Lender, shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Each Lender shall, within ten (10) days after written demand therefor, indemnify the Administrative Agent (to the extent the Administrative Agent has not been reimbursed by the Borrower) for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(f)            Any Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Lender is not legally able to deliver.

(g)      (1)      Without limiting the generality of the foregoing, each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i)            two (2) duly executed originals of the applicable Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           two (2) duly executed originals of Internal Revenue Service Form W-8ECI (or any successor form),

(iii)          two (2) duly executed originals of Internal Revenue Service Form W-8IMY (or any successor form), accompanied by Internal Revenue Service Form W-8ECI (or any successor form), the applicable Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), Internal Revenue Service Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable,

(iv)          in the case of such Lender claiming the benefits of exemption for portfolio interest under Section 881(c) of the Code (the “Portfolio Interest Exemption”), (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected (such certificate, a “Certificate Re: Non-Bank Status”), or if such Foreign Lender is an entity treated as a partnership, an Internal Revenue Service Form W-8IMY (or any successor form), together with a Certificate Re: Non-Bank Status on behalf of any beneficial owners claiming the Portfolio Interest Exemption, and (y) two (2) duly executed originals of the applicable Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form), or in the case of a Foreign Lender that is treated as a partnership, two (2) duly executed originals of Internal Revenue Service Form W-8IMY (or any successor form), together with the appropriate Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor form) on behalf of each beneficial owner claiming the Portfolio Interest Exemption, or

(v)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax and reasonably requested by the Borrower or the Administrative Agent to permit the Borrower to determine the withholding or required deduction to be made.

A Lender shall not be required to deliver any form or statement pursuant to this Section 2.16(g) that such Lender is not legally able to deliver.

(2)            Any Lender that is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and the Borrower, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent), two (2) copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding tax.

(3)            If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h)            If the Administrative Agent or a Lender determines, in its sole discretion, reasonably exercised, that it has received a refund of any Taxes or Other Taxes from the Governmental Authority to which such Taxes or Other Taxes were paid and as to which it has been indemnified by the Borrower or a Guarantor or with respect to which the Borrower or a Guarantor has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower or such Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) if, and then only to the extent, the payment of such amount would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.17.      Payments Generally; Pro Rata Treatment.

(a)            The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative

Agent at its offices at 500 Stanton Christiana Road, Floor 1, Newark, DE 19713-2105, pursuant to wire instructions to be provided by the Administrative Agent, except payments to be made directly to an Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension), unless such next succeeding Business Day would fall in the next calendar month, in which case the date for payment shall be the next preceding Business Day. All payments hereunder shall be made in U.S. Dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied (i) first, towards payment of Fees and expenses then due under Sections 2.19 and 10.04 payable to the Administrative Agent and the Collateral Trustee, in their respective capacities as such, (ii) second, towards payment of Fees and expenses then due under Sections 2.20, 2.21 and 10.04 payable to the Lenders and the Issuing Lenders and towards payment of interest then due on account of the Revolving Loans and Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties and (iii) third, towards payment of (A) principal of the Revolving Loans and unreimbursed LC Disbursements then due hereunder, (B) any Designated Banking Product Obligations then due, to the extent such Designated Banking Product Obligations constitute “Obligations” hereunder, and (C) any Designated Hedging Obligations then due, to the extent such Designated Hedging Obligations constitute “Obligations” hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements, Designated Banking Product Obligations constituting Obligations and Designated Hedging Obligations constituting Obligations then due to such parties. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustment shall be made with respect to payments from the Borrower or other Guarantors to preserve the allocations to Obligations otherwise set forth above in this Section 2.17(b).

(c)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(d), 2.02(e), 2.04(a), 2.04(c), 8.04 or 10.04(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(e)            Pro Rata Treatment. (i) Each payment by the Borrower in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)            [Intentionally Omitted.]

(iii)            Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

Section 2.18.      Mitigation Obligations; Replacement of Lenders.

(a)            If the Borrower is required to pay any additional amount to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by the Borrower or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.16.

(b)            If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate such Lender’s Revolving Commitment, prepay such Lender’s outstanding Loans and provide Cash Collateralization for such Lender’s LC Exposure, as applicable, or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Borrower; provided that (i) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed payments attributable to its participations in LC Disbursements, as applicable, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest and fees in the case of an assignment) or the Borrower (in the case of all other amounts) and (ii) in the case of an assignment due to payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.

Section 2.19.      Certain Fees. The Borrower shall pay (i) to the Administrative Agent the fees set forth in the Administrative Agent Fee Letter, and (ii) to the Joint Lead Arrangers, the fees to which it is entitled as set forth in the Fee Letter (for further payment, as applicable, to the Lenders on the Closing Date), dated as of February 12, 2024, to which each Joint Lead Arranger is a party (the “Arranger Fee Letter”), in each case at the times set forth therein.

Section 2.20.      Commitment Fee. The Borrower shall pay to the Administrative Agent for the accounts of the Revolving Lenders a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Revolving Facility Termination Date with respect to the applicable Revolving Commitments or the earlier date of termination of the applicable Revolving Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the Commitment Fee Rate on the average daily Unused Total Revolving Commitment. Such Commitment Fee, to the extent then accrued, shall be payable quarterly in arrears (a) on the last Business Day of each March, June, September and December, (b) on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments, and (c) as provided in Section 2.11 hereof, upon any reduction or termination in whole or in part of the Total Revolving Commitment.

Section 2.21.      Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit (i) to the Administrative Agent for the account of the Revolving Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility on the daily average LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), to be shared ratably among the Revolving Lenders and (ii) to each Issuing Lender (with respect to each Letter of Credit issued by it), such Issuing Lender’s customary and reasonable fees as may be agreed by the Issuing Lender and the Borrower for issuance, amendments and processing referred to in Section 2.02. In addition, the Borrower agrees to pay each Issuing Lender for its account a fronting fee of 0.125% per annum in respect of each Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit. Accrued fees described in this paragraph in respect of each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments. So long as no Event of Default has occurred, fees accruing on any Letter of Credit outstanding after the applicable Revolving Facility Termination Date shall be payable quarterly in the manner described in the immediately preceding sentence and on the date of expiration or termination of any such Letter of Credit.

Section 2.22.      Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, as provided herein and in the Administrative Agent

Fee Letter, provided that Fees payable under the Arranger Fee Letter shall be paid as provided therein. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.23.      Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent, each Issuing Lender and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Administrative Agent, each such Issuing Lender and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(g) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Issuing Lender, each Lender and the Administrative Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender, such Issuing Lender or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Issuing Lender, Lender and the Administrative Agent under this Section 2.23 are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

Section 2.24.      Security Interest in Letter of Credit Account. The Borrower and the Guarantors hereby pledge to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, and hereby grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a first priority security interest, senior to all other Liens, if any, in all of the Borrower’s and the Guarantors’ right, title and interest in and to the Letter of Credit Account, any direct investment of the funds contained therein and any proceeds thereof. Cash held in the Letter of Credit Account shall not be available for use by the Borrower, and shall be released to the Borrower only as described in Section 2.02(j).

Section 2.25.      Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations.

Section 2.26.      Defaulting Lenders.

(a)            If at any time any Lender becomes a Defaulting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be waived in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b)            Any Lender being replaced pursuant to Section 2.26(a) shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Commitments, Loans and participations in Letters of Credit, and (ii) deliver any documentation evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as specified by the Borrower and such assignee, of the assigning Lender’s outstanding Commitments, Loans and participations in Letters of Credit, (B) all obligations of the Borrower owing to the assigning Lender relating to the Commitments, Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.15 due to such replacement occurring on a day other than the last day of an Interest Period), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrower in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Commitments, Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.26(b) shall become effective notwithstanding the failure by the Lender being replaced to deliver the Assignment and Acceptance contemplated by this Section 2.26(b), so long as the other actions specified in this Section 2.26(b) shall have been taken.

(c)            Anything herein to the contrary notwithstanding, if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, during such period, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.20 and 2.21 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26(d)(i), such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders and (b) to the extent that all or any portion of such LC Exposure cannot be so reallocated and is not Cash Collateralized in accordance with Section 2.26(d)(ii), such fees shall instead accrue for the benefit of and be payable to the Issuing Lenders as their interests appear (and the applicable pro rata payment provisions under this Agreement shall automatically be deemed adjusted to reflect the provisions of this Section).

(d)            If any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i)            the LC Exposure of such Defaulting Lender will, upon at least two (2) Business Days prior notice to the Borrower and the Non-Defaulting Lenders by the

Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day specified in such notice) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (A) the Revolving Extensions of Credit of each such Non-Defaulting Lender may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (B) subject to Section 10.19, such reallocation will not constitute a waiver or release of any claim either the Borrower, the Administrative Agent, the Issuing Lenders or any other Lender may have against such Defaulting Lender, (C) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent prior to such effective date, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied on such effective date) and (D) neither such reallocation nor any payment by a Non-Defaulting Lender as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii)            to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent, (A) Cash Collateralize the obligations of the Borrower to the Issuing Lenders in respect of such LC Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or (B) make other arrangements satisfactory to the Administrative Agent and the Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(e)            In addition to the other conditions precedent set forth in this Agreement, if any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, unless:

(i)            in the case of a Defaulting Lender, the LC Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in Section 2.26(d)(i), and

(ii)           to the extent full reallocation does not occur as provided in clause (i) above, without limiting the provisions of Section 2.26(f), the Borrower shall Cash Collateralize the obligations of the Borrower in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, or makes other arrangements satisfactory to the Administrative Agent and such Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender, or

(iii)          to the extent that neither reallocation nor Cash Collateralization occurs pursuant to clauses (i) or (ii), then in the case of a proposed issuance of a Letter of Credit, by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to such Issuing Lender, as the case may be, (A) the Borrower agrees that the face amount of such requested Letter of Credit will be reduced by an amount equal to the portion thereof as to which such Defaulting Lender would otherwise be liable, and (B) the Non-Defaulting Lenders confirm, in their discretion, that their obligations in respect of such Letter of Credit shall be on a pro rata basis in accordance with the Revolving Commitments of the Non-Defaulting Lenders, and that the applicable pro rata payment provisions under this Agreement will be deemed adjusted to reflect this provision (provided that nothing in this clause (iii) will be deemed to increase the Revolving Commitments of any Lender, nor to constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender or any other Lender may have against such Defaulting Lender, nor to cause such Defaulting Lender to be a Non-Defaulting Lender).

(f)            If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender and if any Letter of Credit is at the time outstanding, the applicable Issuing Lender may (except to the extent the Revolving Commitments of such Defaulting Lender have been fully reallocated pursuant to Section 2.26(d)(i)), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize, not later than three (3) Business Days after receipt by the Borrower of such notice, the obligations of the Borrower to such Issuing Lender in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and such Issuing Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(g)            Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.26(i)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent,

second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders under this Agreement,

third, to the payment of the default interest and then current interest due and payable to the Lenders which are Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them,

fifth, to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them,

sixth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders,

seventh, to reimburse the Borrower for any Cash Collateralization provided by the Borrower pursuant to this Section 2.26, provided that upon the required release of any such Cash Collateralization to the Borrower pursuant to Section 2.02(j), such released amount shall be applied pursuant to this Section 2.26(g) in lieu of return to the Borrower, and eighth, after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(h)            The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.26(g) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, Fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender, or any Lender may have against such Defaulting Lender.

(i)            If the Borrower, the Administrative Agent and the Issuing Lenders agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.26(g)), such Lender shall purchase at par such portions of outstanding Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Loans on a pro rata basis in accordance with their respective Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the LC Exposure of each Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(j)            Notwithstanding anything to the contrary herein, (x) any Lender that is an Issuing Lender hereunder may not be replaced in its capacity as an Issuing Lender at any time that it has a Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such

Issuing Lender have been made with respect to such outstanding Letters of Credit and (y) the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.

Section 2.27.      Increase in Commitment.

(a)            Borrower Request. The Borrower may by written notice to the Administrative Agent request at any time after the Closing Date and prior to any Revolving Facility Maturity Date with respect to the Revolving Commitments then in effect, an increase to the existing applicable Revolving Commitments. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated (each, a “New Lender”) and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment. The parties waive the requirement for such notice in connection with the increases effective on the Closing Date.

(b)            Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date provided that:

(i)            each of the conditions set forth in Section 4.02 shall be satisfied on or prior to such Increase Effective Date;

(ii)           no Event of Default shall have occurred and be continuing or would result from giving effect to the increased or new Commitments on, or the making of any new Loans on, such Increase Effective Date;

(iii)            after giving pro forma effect to the increased or new Commitments and any new Loans to be made on such Increase Effective Date, the aggregate principal amount of all Priority Lien Debt would not exceed the greater of (A) $11,000,000,000 and (B) such an amount that would cause the Collateral Coverage Ratio to be equal to 2.0 to 1.0 and the Total Collateral Coverage Ratio to be equal to 1.0 to 1.0;

(iv)          the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction;

(v)           after giving pro forma effect to the increased or new Commitments and any new Loans to be made on such Increase Effective Date, the aggregate amount of Revolving Commitments and Revolving Extensions of Credit then outstanding for all Lenders does not exceed $3,000,000,000; and

(vi)          no Non-Extending Lender (including, for the avoidance of doubt any 2024 Non-Extending Lender) may participate in any Commitment increase hereunder unless in connection therewith, it shall have agreed to become an “Extending Lender” hereunder.

(c)            Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)            [intentionally omitted];

(ii)           [intentionally omitted];

(iii)          [intentionally omitted];

(iv)          the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans; and

(v)           [intentionally omitted].

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.27. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to any increased Revolving Commitments made pursuant to this Agreement.

(d)            Adjustment of Revolving Loans. Each of the existing Revolving Lenders shall assign to each of the applicable New Lenders, and each of the New Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Revolving Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the increased Revolving Commitments on such Increase Effective Date. If there is a new Borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(a).

(e)            [Intentionally Omitted.]

(f)            Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.27 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents.

Section 2.28.      Extension of the Revolving Facility.

(a)            [Intentionally Omitted].

(b)            Extension of the Revolving Facility. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Revolver Extension Offer”) made from time to time by the Borrower to all Revolving Lenders holding Revolving Commitments with a like maturity date, on a pro rata basis (based on the aggregate Revolving Commitments with a like maturity date) and on the same terms to each such Revolving Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Revolving Lenders that accept the terms contained in such Revolver Extension Offers to extend the maturity date of each such Revolving Lender’s Revolving Commitments and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Revolver Extension Offer (including, without limitation, by the changing interest rate or fees payable in respect of such Revolving Commitments (and related outstandings)) (each, a “Revolver Extension”, and each group of Revolving Commitments, as so extended, as well as the original Revolving Commitments not so extended, being a “tranche of Revolving Loans”, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Revolver Extension Offer is delivered to the applicable Revolving Lenders (the “Revolver Extension Offer Date”);

(ii)           except as to interest rates, fees and final maturity (which shall be set forth in the relevant Revolver Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to a Revolver Extension with respect to such Revolving Commitment extended pursuant to an Extension Amendment (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Commitments after the applicable Revolver Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Revolver Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche of Revolving Loans on a better than a pro rata basis as compared to any other tranche of Revolving Loans with a later maturity date than such tranche of Revolving Loans, (3) assignments and participations of Extended Revolving Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (4) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than five different maturity dates;

(iii)          if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Revolver Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Revolver Extension Offer, then the Revolving Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Revolver Extension Offer;

(iv)          if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Revolver Extension Offer shall be less than the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Revolver Extension Offer, then the Borrower may require each Revolving Lender that does not accept such Revolver Extension Offer to assign pursuant to Section 10.02 no later than forty-five (45) days after the Revolver Extension Offer Date its pro rata share of the outstanding Revolving Commitments, Revolving Loans and/or participations in Letters of Credit (as applicable) offered to be extended pursuant to such Revolver Extension Offer to one or more assignees which have agreed to such assignment and to extend the applicable Revolving Facility Maturity Date; provided that (1) each Revolving Lender that does not respond affirmatively within thirty (30) days of the Revolver Extension Offer Date shall be deemed not to have accepted such Revolver Extension Offer, (2) each assigning Revolving Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and unreimbursed funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (3) the processing and recordation fee specified in Section 10.02(b) shall be paid by the Borrower or such assignee and (4) the assigning Revolving Lender shall continue to be entitled to the rights under Section 10.04 for any period prior to the effectiveness of such assignment;

(v)           all documentation in respect of such Revolver Extension shall be consistent with the foregoing; and

(vi)          any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Revolving Lender shall be obligated to accept any Revolver Extension Offer.

(c)            Minimum Extension Condition. With respect to all Revolver Extensions consummated by the Borrower pursuant to this Section 2.28, (i) such Revolver Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) each Revolver Extension Offer shall specify the minimum amount of Revolving Commitments, to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.28 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Revolver Extension

Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.11, 2.12, 2.17 and 8.08) or any other Loan Document that may otherwise prohibit any such Revolver Extension or any other transaction contemplated by this Section 2.28.

(d)            Extension Amendment. The consent of the Administrative Agent shall be required to effectuate any Revolver Extension, such consent not to be unreasonably withheld. No consent of any Lender shall be required to effectuate any Revolver Extension, other than (i) the consent of each Lender agreeing to such Revolver Extension with respect to one or more of its Revolving Commitments (or a portion thereof) (or, in the case of a Revolver Extension pursuant to clause (iv) of Section 2.28(b), the consent of the assignee agreeing to the assignment of one or more Revolving Commitments, Revolving Loans and/or participations in Letters of Credit) and (ii) the consent of each Issuing Lender, which consent shall not be unreasonably withheld or delayed. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.28. In addition, if so provided in such Extension Amendment and with the consent of the Issuing Lenders, participations in Letters of Credit expiring on or after the Revolving Facility Maturity Date with respect to Revolving Commitments not so extended shall be re-allocated from Revolving Lenders holding Revolving Commitments to Revolving Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(e)            In connection with any Revolver Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Revolver Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.28.

Section 2.29.      Benchmark Replacement Setting.

(a)            [Intentionally Omitted].

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.29), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(c)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.29(d) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.29, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.29.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant as follows:

Section 3.01.      Organization and Authority. The Borrower and the Guarantors (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect and (b) has the requisite corporate or limited liability company power and authority to effect the Transactions, to own or lease and operate its properties and to conduct its business as now or currently proposed to be conducted.

Section 3.02.      Air Carrier Status. The Borrower is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. The Borrower holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Borrower is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

Section 3.03.      Due Execution. The execution, delivery and performance by the Borrower and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of the Borrower and the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of the Borrower or the Guarantors, (ii) violate any applicable law (including, without limitation, the Exchange Act) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Borrower or the Guarantors which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or the Guarantors or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of the property of the Borrower or the other Grantors other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, subject to, in the case of the UK Debenture, the UK Collateral Qualifications, other than (i) the filing of financing statements and termination statements under the UCC, (ii) the filings and consents contemplated by the Collateral Documents, (iii) approvals, consents and exemptions that have been obtained and remain in full force and effect, (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect and (v) routine reporting obligations. Each Loan Document to which the Borrower or a Guarantor is a party has been duly executed and delivered by the Borrower and the Guarantors party thereto. This Agreement and the other Loan Documents to which the Borrower or any of the Guarantors is a party, each is a legal, valid and binding obligation of the Borrower and each Guarantor party thereto, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and in the case of the UK Debenture, the UK Collateral Qualifications.

Section 3.04.      Statements Made.

(a)            The written information furnished by or on behalf of the Borrower or any Guarantor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other written information so furnished), together with the Annual Report on Form 10-K for 2022 of Parent and the Borrower filed with the SEC and all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that have been filed after December 31, 2022, by Parent or the Borrower, with the SEC (as amended), taken as a whole as of the Closing Date did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such information was provided; provided that, with respect to projections, estimates or other forward-looking information the Borrower and the Guarantors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)            The Annual Report on Form 10-K of Parent most recently filed with the SEC, and each Quarterly Report on Form 10-Q and Current Report on Form 8-K of Parent filed with the SEC subsequently and prior to the date that this representation and warranty is being made, did not as of the date filed with the SEC (giving effect to any amendments thereof made prior to the date that this representation and warranty is being made) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.05.      Financial Statements; Material Adverse Change.

(a)            The audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2022, included in Parent’s Annual Report on Form 10-K for 2022 filed with the SEC, as amended, present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of such date and for such period.

(b)            Except as disclosed in Parent’s Annual Report on Form 10-K for 2022 or any report filed after December 31, 2022, by Parent on Form 10-Q or Form 8-K with the SEC, since December 31, 2022, there has been no Material Adverse Change.

Section 3.06.      Ownership of Subsidiaries. As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of Parent, and (b) Parent owns no other Subsidiaries (other than immaterial Subsidiaries), whether directly or indirectly.

Section 3.07.      Liens. There are no Liens of any nature whatsoever on any Collateral other than Permitted Liens.

Section 3.08.      Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used for working capital or other general corporate purposes of the Borrower, the Guarantors and their respective Subsidiaries and the payment of transaction costs, fees and expenses as contemplated hereby and as referred to in Sections 2.19 and 2.20.

Section 3.09.      Litigation and Compliance with Laws.

(a)            Except as disclosed in Parent’s Annual Report on Form 10-K for 2022 or any report filed by Parent on Form 10-Q or Form 8-K with the SEC after December 31, 2022, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against the Borrower or the Guarantors or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent, the Collateral Trustee or the Lenders thereunder or in connection with the Transactions.

(b)            Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower and each Guarantor to its knowledge is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property.

Section 3.10.      FAA Slot Utilization. Except for matters which could not reasonably be expected to have a Material Adverse Effect, the Borrower and the other Grantors, as applicable, are utilizing, or causing to be utilized, their respective Pledged FAA Slots (except Pledged FAA Slots which are reasonably determined by the Borrower to be of de minimis value or surplus to the Borrower’s needs) in a manner consistent in all material respects with applicable rules, regulations, laws and contracts in order to preserve both their respective right to hold and operate the Pledged FAA Slots, taking into account any waivers or other relief granted to the Borrower or any Guarantor by the FAA, other applicable U.S. Governmental Authorities or U.S. Airport Authorities. Neither the Borrower nor any Guarantor has received any written notice from the FAA, other applicable U.S. Governmental Authorities or U.S. Airport Authorities, or is otherwise aware of any other event or circumstance, that would , taking into account any exemptions or other relief granted by the relevant Governmental Authority, be reasonably likely to impair in any material respect its respective right to hold and operate any Pledged FAA Slot, except for any such impairment that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.11.      Foreign Slot Utilization. Except for matters which could not reasonably be expected to have a Material Adverse Effect, the Borrower and the other Grantors, as applicable, are utilizing, or causing to be utilized, their respective Pledged Foreign Slots (except Pledged Foreign Slots which are reasonably determined by the Borrower to be of de minimis value or surplus to the Borrower’s needs) in a manner consistent in all material respects with applicable rules, regulations, foreign laws and contracts in order to preserve both their respective right to hold and operate the Pledged Foreign Slots, taking into account any waivers or other relief granted to the Borrower or any Guarantor by any applicable Foreign Aviation Authority or foreign Airport Authorities. Neither the Borrower nor any Guarantor has received any written notice from any applicable Foreign Aviation Authority or foreign Airport Authorities, or is otherwise aware of any other event or circumstance, that would be reasonably likely to impair in any material respect its respective right to hold and operate any Pledged Foreign Slot, except for any such impairment that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.12.      Routes. The Borrower and the other Grantors, as applicable, hold the requisite authority to operate each of its respective Pledged Routes pursuant to Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities with jurisdiction over its Pledged Routes, and each is in compliance in all material respects with all of the terms, conditions and limitations of each related certificate or order issued by the DOT and the applicable Foreign Aviation Authorities with jurisdiction over its Pledged Routes regarding such Pledged Routes and with all applicable provisions of Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any Foreign Aviation Authorities with jurisdiction over its Pledged Routes regarding such Pledged Routes. There exists no failure of the Borrower or any applicable Guarantor to comply with such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities with jurisdiction over its Pledged Routes the right to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of the Borrower and the other Grantors, as applicable, in any such Pledged Route, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

Section 3.13.      Margin Regulations; Investment Company Act.

(a)            Neither the Borrower nor any Guarantor is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

(b)            Neither the Borrower nor any Guarantor is, or after the making of the Loans will be, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds of any Loan or repayment of any Loan or reimbursement of any LC Disbursement by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.

Section 3.14.      Ownership of Collateral. Each Grantor has good title to the Collateral owned by it, free and clear of all Liens other than Permitted Liens.

Section 3.15.      Perfected Security Interests. The Collateral Documents, taken as a whole, are effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral to the extent purported to be created thereby, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. With respect to the Collateral as of the Closing Date, at such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid) and (b) the execution of the Account Control Agreements, the Collateral Trustee, for the benefit of the Secured Parties, shall have a first priority perfected security interest and/or mortgage (or comparable Lien) in all of such Collateral to the extent that the Liens on such Collateral may be perfected upon the filings, registrations or recordations or upon the taking of the actions described in clauses (a) and (b) above, subject in each case only to Permitted Liens, and such security interest is entitled to the benefits, rights and protections afforded under the Collateral Documents applicable thereto (subject to the qualification set forth in the first sentence of this Section 3.15).

Section 3.16.      Payment of Taxes. Each of Parent and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings or (b) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.17.      Anti-Corruption Laws and Sanctions. Parent has implemented and maintains in effect policies and procedures intended to ensure compliance by Parent, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Parent, any of its Subsidiaries or to the knowledge of Parent any of their respective directors or officers is a Sanctioned Person.

SECTION 4.

CONDITIONS OF LENDING

Section 4.01.      Conditions Precedent to Closing. This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied (or waived by the Lenders in accordance with Section 10.08 and by the Administrative Agent):

(a)           Supporting Documents. The Administrative Agent shall have received with respect to the Borrower and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent:

(i)            a certificate of the Secretary of State of the state of such entity’s incorporation or formation, dated as of a recent date, as to the good standing of that entity (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;

(ii)           a certificate of the Secretary or an Assistant Secretary (or similar officer), of such entity dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation or formation and the by-laws or limited liability company or other operating agreement (as the case may be) of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members of that entity authorizing the Borrowings and Letter of Credit issuances hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby or the other Loan Documents (in each case to the extent applicable to such entity), (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii)); and

(iii)          an Officer’s Certificate from the Borrower certifying (A) as to the truth in all material respects of the representations and warranties made by it contained in the

Loan Documents as though made on the Closing Date, except to the extent that any such representation or warranty relates to a specified date, in which case as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to the Closing Date Transactions) and (B) as to the absence of any event occurring and continuing, or resulting from the Closing Date Transactions, that constitutes an Event of Default.

(b)           Credit Agreement. Each party hereto shall have duly executed and delivered to the Administrative Agent this Agreement; provided that, for the avoidance of doubt, any 2024 Non-Extending Lender may, but shall not be required to, execute and deliver this Agreement.

(c)           Priority Lien Officer’s Certificate. The Collateral Trustee shall have received an Officer’s Certificate dated the Second Amendment Closing Date, substantially in the form attached hereto at Exhibit B, delivered pursuant to clause (2)(c) of the definition of “Priority Lien Debt” in each of the Collateral Trust Agreement and the Indenture.

(d)           Appraisal. The Administrative Agent shall have received the Initial Appraisals and such Initial Appraisals shall demonstrate that, on the Closing Date and after giving effect thereto, the Collateral Coverage Test shall be satisfied on a pro forma basis.

(e)           Opinions of Counsel. The Administrative Agent and the Lenders shall have received:

(i)            a written opinion of David Olaussen, Assistant General Counsel–Corporate Transactions for the Borrower, dated the Closing Date, in a form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(ii)           a written opinion of Hughes Hubbard & Reed LLP, special New York counsel to the Borrower and the Guarantors, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and

(iii)          a written opinion of Milbank LLP, special New York counsel to the Administrative Agent, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(f)            Payment of Fees and Expenses. The Borrower shall have paid to the Administrative Agent, the Collateral Trustee, the Joint Lead Arrangers and the Lenders the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Sections 2.19 and Section 2.20, and all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Collateral Trustee (including reasonable attorneys’ fees of Milbank LLP) for which invoices have been presented at least one Business Day prior to the Closing Date.

(g)           Lien Searches. The Administrative Agent shall have received UCC searches conducted in the jurisdictions in which the Borrower is incorporated or such other jurisdictions as the Administrative Agent may reasonably require, reflecting the absence of Liens and encumbrances on the assets of the Borrower to be pledged as Collateral on the Closing Date, other than Permitted Liens.

(h)           Consents. All material governmental and third party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.

(i)            Representations and Warranties. All representations and warranties of the Borrower and the Guarantors contained in this Agreement and the other Loan Documents executed and delivered on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Closing Date Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Closing Date Transactions.

(j)            No Event of Default. Before and after giving effect to the Closing Date Transactions, no Event of Default shall have occurred and be continuing on the Closing Date.

(k)           Reserved.

(l)            Patriot Act. The Lenders shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested from the Borrower or Guarantor prior to such date.

The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender’s satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.

Section 4.02.      Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Lenders to issue each Letter of Credit, including the initial Loans and the initial Letters of Credit, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a)           Notice. The Administrative Agent shall have received a Loan Request pursuant to Section 2.03 with respect to such Borrowing or a request for issuance of such Letter of Credit pursuant to Section 2.02, as the case may be.

(b)           Representations and Warranties. All representations and warranties of the Borrower and the Guarantors contained in this Agreement and the other Loan Documents (other than, with respect to Loans made or Letters of Credit issued after the Closing Date, the representations and warranties set forth in Sections 3.05(b), 3.06 and 3.09(a)) shall be true and correct in all material respects on and as of the date of such Loan or the issuance of such Letter of Credit hereunder (both before and after giving effect thereto and, in the case of each Loan, the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case as of such date; provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Loan or the issuance of such Letter of Credit hereunder.

(c)           No Default. On the date of such Loan or the issuance of such Letter of Credit hereunder, no (i) Event of Default, (ii) Default under Section 5.01(a), 5.01(b), Section 7.01(e) or, to the knowledge of a Responsible Officer of the Borrower, under Section 7.01(i) or (iii) “event of default” or similar term (as defined and used in the applicable Priority Lien Document) has occurred and is continuing under any other Priority Lien Document shall have occurred and be continuing nor shall any such Event of Default, Default or “event of default” or similar term, as the case may be, occur by reason of the making of the requested Borrowing or the issuance of the requested Letter of Credit and, in the case of each Loan, the application of proceeds thereof.

(d)           Collateral Coverage Ratios. On the date of such Loan or the issuance of such Letter of Credit hereunder (and after giving pro forma effect thereto), the Collateral Coverage Test shall be satisfied and the Total Collateral Coverage Ratio shall not be less than 1.0 to 1.0, in each case, on a pro forma basis.

(e)           No Going Concern Qualification. On the date of such Loan or the issuance of such Letter of Credit hereunder, the opinion of the independent public accountants (after giving effect to any reissuance or revision of such opinion) on the most recent audited consolidated financial statements delivered by the Parent pursuant to Section 5.01(a) shall not include a “going concern” qualification under GAAP as in effect on the date of this Agreement or, if there is a change in the relevant provisions of GAAP thereafter, any like qualification or exception under GAAP after giving effect to such change.

The acceptance by the Borrower of each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied at that time.

SECTION 5.

AFFIRMATIVE COVENANTS

From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)), or the principal of or interest on any Loan or reimbursement of any LC Disbursement is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

Section 5.01.      Financial Statements, Reports, etc. The Borrower shall deliver to the Administrative Agent on behalf of the Lenders:

(a)           Within ninety (90) days after the end of each fiscal year, Parent’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of Parent to be audited for Parent by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any similar successor system;

(b)           Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, Parent’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any similar successor system;

(c)           Within the time period under Section 5.01(a) above, a certificate of a Responsible Officer of Parent certifying that, to the knowledge of such Responsible Officer, no Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such an Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d)           Within the time period under (a) and (b) of this Section 5.01, a certificate of a Responsible Officer demonstrating in reasonable detail compliance with Section 6.08 as of the end of the preceding fiscal quarter;

(e)           A Collateral Coverage Ratio Certificate, as and when required under Sections 6.04(ii)(C), 6.09(a), or 6.09(c).

(f)            Promptly after the occurrence thereof, written notice of the termination of a Plan of the Borrower pursuant to Section 4042 of ERISA to the extent such termination would constitute an Event of Default;

(g)           So long as any Commitment, Loan or Letter of Credit is outstanding, promptly after the Chief Financial Officer or the Treasurer of the Parent becoming aware of the occurrence of a Default or an Event of Default that is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action the Parent and its Subsidiaries are taking or propose to take with respect thereto; and

(h)           Promptly, from time to time, such other information regarding the Collateral and the operations, business affairs and financial condition of the Borrower or any Guarantor, in each case as the Administrative Agent or the Collateral Trustee, each at the request of any Lender, may reasonably request (it being understood that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to provide utilization reports with respect to Pledged Slots or Pledged Routes).

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com. Information required to be delivered pursuant to this Section 5.01 by the Borrower shall be delivered pursuant to Section 10.01 hereto. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by the Borrower to the Administrative Agent from time to time. Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.

Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by the Borrower or a Guarantor as “PUBLIC”, (ii) such notice or communication consists of copies of the Borrower’s public filings with the SEC or (iii) such notice or communication has been posted on the Borrower’s general commercial website on the Internet, as such website may be specified by the Borrower to the Administrative Agent from time to time.

Section 5.02.      Taxes. Parent shall pay, and cause each of its Subsidiaries to pay, all material taxes, assessments, and governmental levies before the same shall become more than 90 days delinquent, other than taxes, assessments and levies (i) being contested in good faith by appropriate proceedings and (ii) the failure to effect such payment of which are not reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.03.      Stay, Extension and Usury Laws. The Borrower and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent or the Collateral Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.04.      Corporate Existence. Parent shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

(1)            its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Restricted Subsidiary; and

(2)            the rights (charter and statutory) and material franchises of Parent and its Restricted Subsidiaries; provided, however, that Parent shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Restricted Subsidiaries, if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.

For the avoidance of doubt, this Section 5.04 shall not prohibit any actions permitted by Section 6.10 hereof or described in Section 6.10(b).

Section 5.05.      Compliance with Laws. Parent shall comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Parent will maintain in effect policies and procedures intended to ensure compliance by Parent, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.06.      Designation of Restricted and Unrestricted Subsidiaries.

(a)           The Board of Directors of Parent may designate any Restricted Subsidiary of it (other than the Borrower) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will be permitted only if the Investment would be permitted at that time under Section 6.01 and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

(b)           The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be permitted only if no Default or Event of Default would be in existence following such designation.

Section 5.07.      Delivery of Appraisals. The Borrower shall:

(1)            Within twenty (20) Business Days of March 31st and September 30th of each year;

(2)            on the date upon which any Cure Collateral is pledged as Collateral to the Collateral Trustee, but only with respect to such Cure Collateral; and

(3)            promptly (but in any event within 45 days) following a request by the Administrative Agent if an Event of Default has occurred and is continuing;

deliver to the Administrative Agent and the Collateral Trustee one or more Appraisals establishing the Appraised Value of the Collateral; provided, however, that, in the case of clause (2) above, only an Appraisal with respect to the Cure Collateral shall be required to be delivered. The Borrower may from time to time cause subsequent Appraisals to be delivered to the Administrative Agent and the Collateral Trustee if it believes that any affected item of Collateral has a higher Appraised Value than that reflected in the most recent Appraisals delivered pursuant to this Section 5.07.

Section 5.08.      Regulatory Cooperation. In connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Collateral Trustee in the Collateral Documents, Parent will, and will cause its Restricted Subsidiaries to, reasonably cooperate in good faith with the Collateral Trustee or its designee in obtaining all regulatory licenses, consents and other governmental approvals necessary or (in the reasonable opinion of the Collateral Trustee or its designee) reasonably advisable to conduct all aviation operations with respect to the Collateral and will, at the reasonable request of the Collateral Trustee and in good faith, continue to operate and manage the Collateral and maintain all applicable regulatory licenses with respect to the Collateral until such time as the Collateral Trustee or its designee obtain such licenses, consents and approvals, and at such time Parent will, and will cause its Restricted Subsidiaries to, cooperate in good faith with the transition of the aviation operations with respect to the Collateral to any new aviation operator (including, without limitation, the Collateral Trustee or its designee).

Section 5.09.      Regulatory Matters; Citizenship; Utilization; Collateral Requirements.

(a)           The Borrower will:

(1)            maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49;

(2)            be a United States Citizen;

(3)            maintain at all times its status at the FAA as an “air carrier” and hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14 as currently in effect or as may be amended or recodified from time to time;

(4)            possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents that are material to the operation of the Pledged Slots or the Pledged Routes operated by it, and to the conduct of its business and operations as currently conducted, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Material Adverse Effect;

(5)            maintain Pledged Gate Leaseholds sufficient to ensure its ability to retain its right in and to the Pledged Routes and to preserve its right in and to its Pledged Slots, except to the extent that any failure to maintain would not reasonably be expected to result in a Material Adverse Effect;

(6)            utilize its Pledged Slots in a manner consistent with applicable regulations, rules, foreign laws and contracts in order to preserve its right to hold and use its Pledged Slots, taking into account any waiver or other relief granted to it by any applicable Governmental Authority or Airport Authority, except to the extent that any failure to utilize would not reasonably be expected to result in a Material Adverse Effect;

(7)            cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and to use its Pledged Slots, including, without limitation, satisfying any applicable Use or Lose Rule (taking into account any exemptions or other relief granted by the relevant Governmental Authority), except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(8)            [Intentionally Omitted];

(9)            utilize its Pledged Routes in a manner consistent with Title 49, applicable foreign law, the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, and any applicable treaty in order to preserve its rights to hold and operate its Pledged Routes, except to the extent that any failure to utilize would not reasonably be expected to result in a Material Adverse Effect; and

(10)          cause to be done all things reasonably necessary to preserve and keep in full force and effect its authority to serve its Pledged Routes, except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)           Without in any way limiting Section 5.09(a) hereof, the Borrower will:

(1)           promptly take all such steps as may be reasonably necessary to obtain renewal of its authority to serve its Pledged Routes from the DOT and any applicable Foreign Aviation Authorities within a reasonable time prior to the expiration of such authority (as prescribed by law or regulation, if any), and notify the Collateral Trustee of any material adverse development in the renewal of such authority;

(2)           promptly take all such steps as may be reasonably necessary to maintain, renew and obtain, or obtain the use of, Pledged Gate Leaseholds as needed for its continued and future operations over its Pledged Routes or using the Pledged FAA Slots;

(3)           take all actions reasonably necessary or advisable in order to maintain its material rights to use its Pledged Routes (including, without limitation, protecting its Pledged Routes from dormancy or withdrawal by the DOT or any applicable Foreign Aviation Authorities) and to have access to its Pledged Gate Leaseholds; and

(4)           pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain its Pledged Routes and have access to its Pledged Gate Leaseholds;

in each case, except to the extent as would not reasonably be expected to result in a Material Adverse Effect.

Section 5.10.      Collateral Ownership. Subject to the provisions described (including the actions permitted) under Sections 6.04 and 6.10 hereof, each Grantor will continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Collateral, except as provided in Section 5.09.

Section 5.11.      Reserved.

Section 5.12.      Additional Guarantors; Grantors; Collateral. If Parent or any Subsidiary of Parent (a) desires or is required pursuant to the terms of this Agreement to add Cure Collateral, Parent shall, or (b) acquires or holds any United SRG that is not Excluded Property (including by reason of any Excluded Property ceasing to constitute Excluded Property), Parent shall promptly (and in any event, within twenty (20) Business Days of such acquisition, termination, release or other applicable event), in each case at its own expense, (A) cause any such Subsidiary to become a party to the Guarantee contained in Section 9 hereof (to the extent such Subsidiary is not already a party thereto) and cause any such Grantor to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a first priority Lien (subject to Permitted Liens) in favor of the Collateral Trustee for the benefit of the Secured Parties applicable to such Collateral, by executing and delivering to the Administrative Agent an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit D and/or by executing and delivering to the Collateral Trustee joinders or collateral supplements to all applicable Collateral Documents or pursuant to new Collateral Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent (it being understood, that in the case of Cure Collateral of a type that has not been theretofore included in the Collateral, such Cure Collateral may be subject to such additional terms and conditions as may be customarily required by lenders in similar financings of a similar size for similarly situated borrowers secured by the same type of Collateral, as agreed by the Borrower and the Administrative Agent in their reasonable discretion), (B) promptly execute and deliver (or cause such Subsidiary to execute and deliver) to the Collateral Trustee such documents and take such actions to create, grant, establish, preserve and perfect the first priority Liens (subject to Permitted Liens) (including to obtain any release or termination of Liens not permitted under the definition of “Cure Collateral” in Section 1.01 or under Section 6.06 and the filing of UCC financing statements) in favor of the Collateral Trustee for the benefit of the Secured Parties on such assets of Parent or such Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents or reasonably requested by the Collateral Trustee (in accordance with Section 5.14), and to ensure that such Collateral shall be subject to no other Liens other than Permitted Liens and (C) if reasonably requested by the Collateral Trustee, deliver to the Collateral Trustee, for the benefit of the Secured Parties, a written opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Trustee) to Parent or such Subsidiary, as applicable, with respect to the matters described in clauses (A) and (B) hereof, in each case within twenty (20) Business Days after the addition of such Collateral and in form and substance reasonably satisfactory to the Collateral Trustee.

Section 5.13.      Access to Books and Records.

(a)           The Borrower and the Guarantors will make and keep books, records and accounts in which full, true and correct entries in conformity with GAAP are made of all financial dealings and transactions in relation to its business and activities, including, without limitation, an accurate and fair reflection of the transactions and dispositions of the assets of the Borrower and the Guarantors.

(b)           The Borrower and the Guarantors will permit, to the extent not prohibited by applicable law or contractual obligations, any representatives designated by the Administrative Agent or the Collateral Trustee or any Governmental Authority that is authorized to supervise or regulate the operations of a Lender, as designated by such Lender, upon reasonable prior written notice and, so long as no Event of Default has occurred and is continuing, at no out-of-pocket cost to the Borrower and the Guarantors, to (x) visit and inspect the Collateral and the properties of the Borrower and the Guarantors, (y) examine its books and records, and (z) discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (it being understood that a representative of the Borrower will be present) subject to any restrictions in any applicable Collateral Document; provided that if an Event of Default has occurred and is continuing, the Borrower and the Guarantors shall be responsible for the reasonable costs and expenses of any visits of the Administrative Agent, the Collateral Trustee and the Lenders, acting together (but not separately); provided, further, that with respect to Collateral and matters relating thereto, the rights of Administrative Agent, the Collateral Trustee and the Lenders under this Section 5.13 shall, subject to the inspection provisions of the applicable Collateral Documents, be limited to the following: upon the request of the Administrative Agent or the Collateral Trustee, the applicable Grantor will permit the Administrative Agent and/or the Collateral Trustee or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to (x) visit during normal business hours its offices, sites and properties and (y) inspect any documents relating to (i) the existence of such Collateral, (ii) with respect to Collateral other than Pledged Routes, Pledged Slots and Pledged Gate Leaseholds, the condition of such Collateral, and (iii) the validity, perfection and priority of the Liens on such Collateral, and to discuss such matters with its officers, except to the extent the disclosure of any such document or any such discussion would result in the applicable Grantor’s violation of its contractual or legal obligations. All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Administrative Agent, the Collateral Trustee and

each of their respective agents and representatives and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority.

Section 5.14.      Further Assurances. The Borrower and each Guarantor shall execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law, or by the FAA, or that the Administrative Agent or the Collateral Trustee may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, to the extent required under this Agreement or the Collateral Documents. Notwithstanding anything to the contrary in any Loan Document, (A) no perfection actions or steps will be required to be taken (i) in any jurisdiction other than the United States (or any state thereof), except in connection with the UK Debenture, or (ii) under or in connection with any Collateral Document governed by the laws of a jurisdiction other than the United States (or any state thereof), except the UK Debenture, and (B) the Grantors shall not be required to record any leasehold interests, make any fixture filings, or make any other real property recordings or filings, or other actions in connection with the perfection of real property interests in any jurisdiction, in connection with the Lien on any Gate Leasehold (to the extent characterized as interests in real property) that are included in the Collateral.

SECTION 6.

NEGATIVE COVENANTS

From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)) or principal of or interest on any Loan or reimbursement of any LC Disbursement is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

Section 6.01.      Restricted Payments.

(a)           Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of Parent, an increase in the liquidation value thereof and (B) dividends, distributions or payments payable to Parent or a Restricted Subsidiary of Parent);

(ii)           purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent;

(iii)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries), except any scheduled payment of interest and any purchase within two years of the Stated Maturity thereof; or

(iv)          make any Restricted Investment,

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing as of such time; and

(2)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2) through (20) of Section 6.01(b) hereof), is less than the sum, without duplication, of:

(A)          the sum of (x) $1.0 billion and (y) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from April 1, 2021 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)           100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent since April 1, 2021 as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of Parent and excluding Excluded Contributions); plus

(C)           100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent or a Restricted Subsidiary of Parent from the issue or sale of convertible or exchangeable Disqualified Stock of Parent or a Restricted Subsidiary of Parent or convertible or exchangeable debt securities of Parent or a Restricted Subsidiary of Parent (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since April 1, 2021 for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Parent); plus

(D)           to the extent that any Restricted Investment that was made after April 1, 2021 (other than in reliance on clause (16) of Section 6.01(b)) is (i) sold for cash or otherwise cancelled, liquidated or repaid for cash or (ii) made in an entity that subsequently becomes a Restricted Subsidiary of Parent, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(E)           to the extent that any Unrestricted Subsidiary of Parent designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the lesser of (i) the Fair Market Value of Parent’s Restricted Investment in such Subsidiary (made other than in reliance on clause (16) of Section 6.01(b)) as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(F)           100% of any dividends received in cash by Parent or a Restricted Subsidiary of Parent after April 1, 2021 from an Unrestricted Subsidiary of Parent, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Parent for such period.

(b)           The provisions of Section 6.01(a) hereof will not prohibit:

(1)           the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(2)           the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(2)(B) of Section 6.01 hereof and will not be considered to be Excluded Contributions;

(3)           the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of Parent to the holders of its Equity Interests on a pro rata basis;

(4)           the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5)           the repurchase, redemption, acquisition or retirement for value of any Equity Interests of Parent or any Restricted Subsidiary of Parent held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of Parent or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $60.0 million in any 12-month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with (x) the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by this Agreement and in such case the aggregate price paid by Parent and its Restricted Subsidiaries may not exceed $150.0 million in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation or (y) the Continental/UAL Merger, in which case no dollar limitation shall be applicable); provided further that Parent or any of its Restricted Subsidiaries may carry over and make in subsequent 12-month periods, in addition to the amounts permitted for such 12-month period, up to $30.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;

(6)           the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of Parent or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7)           so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of Parent or any preferred stock of any Restricted Subsidiary of Parent;

(8)           payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the conversion or exchange of Capital Stock of any such Person or (C) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;

(9)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any Disqualified Stock or preferred stock of any Restricted Subsidiary of Parent to the extent such dividends are included in the definition of “Fixed Charges” for such Person;

(10)         in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Borrower or any Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Borrower (or a third party to the extent permitted by this Agreement) has prepaid the Loans and discharged LC Exposure in accordance with Section 2.12(g) (it being agreed that the Borrower or any Guarantor may pay, purchase, redeem, defease or otherwise acquire or retire such subordinated Indebtedness even if the purchase price exceeds 101% of the principal amount of such subordinated Indebtedness; provided that the amount paid in excess of 101% of such principal amount is otherwise permitted under the Restricted Payments covenant);

(11)         Restricted Payments made with Excluded Contributions;

(12)         the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(13)         the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that (A) if such Subsidiary is not a Guarantor, no Default or Event of Default is continuing and (B) the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(14)         the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions having an aggregate Fair Market Value not to exceed $600.0 million since the Closing Date; provided that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(15)         so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $1.0 billion, such aggregate amount to be calculated from the Closing Date;

(16)         so long as no Default or Event of Default has occurred and is continuing, any Restricted Investment by Parent and/or any Restricted Subsidiary of Parent;

(17)         the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of Parent or any Restricted Subsidiary of Parent;

(18)         so long as no Default or Event of Default has occurred and is continuing, Restricted Payments (i) made to purchase or redeem Equity Interests of Parent or (ii) consisting of payments in respect of any Indebtedness (whether for purchase or prepayment thereof or otherwise);

(19)         any Restricted Payment so long as both before and after giving effect to such Restricted Payment, Parent and its Restricted Subsidiaries have Liquidity in the aggregate of at least $2,200,000,000; and

(20)         Restricted Payments in an aggregate amount which do not exceed 5.0% of the Consolidated Tangible Assets of Parent and its Restricted Subsidiaries (calculated at the time of such Restricted Payment).

In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary of Parent, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this Section 6.01, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (20) of subparagraph (b) of this Section 6.01, or is entitled to be made pursuant to subparagraph (a) of this Section 6.01, Parent will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.01.

For the avoidance of doubt, the following shall not constitute Restricted Payments and therefore will not be subject to any of the restrictions described in this Section 6.01:

(a)           the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of Parent or any Restricted Subsidiary of Parent that is not contractually subordinated to the Obligations;

(b)           the payment of regularly scheduled amounts in respect of, and the issuance of common stock of Parent upon conversion of, the 6% Convertible Preferred Securities, Term Income Deferred Equity Securities (TIDES) SM issued by Continental Airlines Finance Trust II or the underlying 6% Convertible Junior Subordinated Debentures due 2030 issued by Continental; and

(c)           the conversion of the Capital Stock of the Borrower pursuant to the Airlines Merger or the conversion of the Capital Stock of the Borrower or Parent pursuant to the Airline/Parent Merger.

Notwithstanding anything in this Agreement to the contrary, if a Restricted Payment is made at a time when a Default has occurred and is continuing and such Default is subsequently cured, the Default or Event of Default arising from the making of such Restricted Payment during the existence of such Default shall simultaneously be deemed cured.

Section 6.02.      [Intentionally Omitted].

Section 6.03.      [Intentionally Omitted].

Section 6.04.      Disposition of Collateral. Neither the Borrower nor any Grantor shall sell or otherwise Dispose of any Collateral (including, without limitation, by way of any Sale of a Grantor) except that such sale or other Disposition shall be permitted in the case of (i) a Permitted Disposition or (ii) any other sale or Disposition, provided that, in the case of this clause (ii), (A) no Event of Default shall have occurred and be continuing, (B) the Collateral Coverage Test is satisfied on a pro forma basis after giving effect to such sale or other Disposition (including any deposit of any Net Proceeds received upon consummation thereof in an account pledged to the Collateral Trustee (for the benefit of the Secured Parties) and subject to an Account Control Agreement and any concurrent pledge of Cure Collateral), (C) the Borrower shall promptly provide to the Administrative Agent a Collateral Coverage Ratio Certificate calculating the Collateral Coverage Ratio on a pro forma basis after giving effect to such sale or other Disposition (including any pledge of Cure Collateral and/or prepayment of Loans, if any), (D) such sale or other Disposition, if to any other Person, is an arms’ length Disposition to a third party (other than any Affiliate of the Borrower) and (E) to the extent that the Borrower receives any Net Proceeds from such sale or other Disposition, such Net Proceeds shall be applied as provided under Section 2.12(b); provided that nothing contained in this Section 6.04 is intended to excuse performance by the Borrower or any Guarantor of any requirement of any Collateral Document that would be applicable to a Disposition permitted hereunder. A Disposition of Collateral referred to in clause (d), (e)(iv) or (f) of the definition of “Permitted Disposition” shall not result in the automatic release of such Collateral from the security interest of the applicable Collateral Document, and the Collateral subject to such Disposition shall continue to constitute Collateral for all purposes of the Loan Documents (without prejudice to the rights of the Borrower to release any such Collateral pursuant to Section 6.09(c)).

Section 6.05.      Transactions with Affiliates.

(a)           Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $50.0 million, unless:

(1)           the Affiliate Transaction is on terms that are not materially less favorable to the Parent or the relevant Restricted Subsidiary (taking into account all effects Parent or such Restricted Subsidiary expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(2)           Parent delivers to the Administrative Agent:

(A)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 6.05(a); and

(B)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $200.0 million, an opinion as to the fairness to Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.05(a) hereof:

(1)           any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)           transactions between or among Parent and/or its Restricted Subsidiaries (including without limitation in connection with any full or partial “spin-off” or similar transactions);

(3)           transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)           payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(5)           any issuance of Qualifying Equity Interests to Affiliates of Parent or any increase in the liquidation preference of preferred stock of Parent;

(6)           transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business or transactions with joint ventures, alliances, alliance members or Unrestricted Subsidiaries entered into in the ordinary course of business;

(7)           Permitted Investments and Restricted Payments that do not violate Section 6.01 hereof;

(8)           loans or advances to employees in the ordinary course of business not to exceed $30.0 million in the aggregate at any one time outstanding;

(9)           transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement as in effect on the Closing Date);

(10)         transactions between or among Parent and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(11)         any transaction effected as part of a Qualified Receivables Transaction;

(12)         any purchase by Parent’s Affiliates of Indebtedness of Parent or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of Parent;

(13)         transactions pursuant to, in connection with or contemplated by any Marketing and Service Agreement;

(14)         transactions between Parent or any of its Restricted Subsidiaries and any employee labor union or other employee group of Parent or such Restricted Subsidiary provided such transactions are not otherwise prohibited by this Agreement;

(15)         transactions with captive insurance companies of Parent or any of its Restricted Subsidiaries; and

(16)         transactions between a Non-Recourse Financing Subsidiary and any Person in which the Non-Recourse Financing Subsidiary has an Investment.

Section 6.06.      Liens. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Collateral, except Permitted Liens.

Section 6.07.      Business Activities. Parent will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Parent and its Restricted Subsidiaries taken as a whole.

Section 6.08.      Liquidity. Parent will not permit the aggregate amount of Liquidity at the close of any Business Day to be less than $2,000,000,000.

Section 6.09.      Collateral Coverage Ratio.

(a)           Within ten (10) Business Days after delivery of each Appraisal that is required to be delivered pursuant to Section 5.07(1) (such date of delivery, a “Reference Date,” and the tenth (10th) Business Day after a Reference Date, the “Certificate Delivery Date”), the Borrower will deliver to the Administrative Agent a Collateral Coverage Ratio Certificate containing a calculation of the Collateral Coverage Ratio with respect to such Reference Date. If the Collateral Coverage Ratio with respect to the applicable Reference Date is less than 1.6 to 1.0 (the “Collateral Coverage Test”), the Parent shall, no later than forty-five (45) days after the Certificate Delivery Date, designate Cure Collateral as additional Eligible Collateral and comply with Section 5.12 and/or prepay or redeem or cause to be prepaid or redeemed Priority Lien Debt (as selected by the Borrower in its sole discretion), such that, following such actions, the Collateral Coverage Test shall be satisfied.

(b)           Notwithstanding anything to the contrary contained herein, if the Collateral Coverage Test shall not be satisfied solely as a result of damage to or loss of any Collateral covered by insurance (pursuant to which the Collateral Trustee is named as loss payee and with respect to which payments are to be delivered directly to the Collateral Trustee or the Administrative Agent) for which the insurer thereof has been notified of the relevant claim and has not challenged such coverage, any calculation of the Collateral Coverage Ratio (and Total Collateral Coverage Ratio) made pursuant to this Agreement shall deem the relevant Grantor to have received Net Proceeds (and to have taken all steps necessary to have pledged such Net Proceeds as Cure Collateral) in an amount equal to the expected coverage amount (as determined by Parent in good faith and updated from time to time to reflect any agreements reached with the applicable insurer) and net of any amounts required to be paid out of such proceeds and secured by a Lien until the earliest of (i) the date any such Net Proceeds are actually first received by the Collateral Trustee or the Administrative Agent, (ii) the date that is 270 days after such damage and (iii) the date on which any such insurer denies such claim; provided further that, prior to giving effect to this clause (b), the Appraised Value of the Collateral shall be no less than 150% of the Total Priority Lien Principal Amount at such time. It is understood and agreed that if the Administrative Agent or the Collateral Trustee should receive any Net Proceeds directly from the insurer in respect of a Recovery Event, the Administrative Agent or the Collateral Trustee, as applicable, shall promptly cause such proceeds to be paid to the Parent or the applicable Grantor, or to be applied, as applicable, in accordance with Section 2.12(a).

(c)           At the Parent’s request, the Lien on any asset or type or category of asset (including after-acquired assets of that type or category) that (i) has been Disposed in accordance with this Agreement to a Person other than the Borrower or a Subsidiary of the Borrower who has pledged such asset as Collateral, (ii) is or has become Excluded Property (as defined in any Collateral Document) or (iii) constitutes Cure Collateral (other than United SRG), will, in each case, be promptly released, provided, in each case, that the following conditions are satisfied or waived: (A) no Event of Default shall have occurred and be continuing, (B) either (x) after giving effect to such release, the Appraised Value of the Collateral shall satisfy the Collateral Coverage Test on a pro forma basis or (y) the Borrower shall designate Cure Collateral as additional Eligible Collateral and comply with Section 5.12 and/or prepay or redeem or cause to be prepaid or redeemed Priority Lien Debt (as selected by the Borrower in its sole discretion), such that, following such actions and such release, the Collateral Coverage Test shall be satisfied on a pro forma basis, and (C) the Borrower shall deliver to the Administrative Agent a Collateral Coverage Ratio Certificate demonstrating pro forma compliance with the Collateral

Coverage Test after giving effect to such release (including after giving effect to any action taken pursuant to the foregoing clause (B)(y)). Each of the Administrative Agent and the Collateral Trustee agrees to promptly provide any documents or releases reasonably requested by the Borrower to evidence any such release. For the avoidance of doubt, (aa) nothing contained in the foregoing shall prohibit any substitution of any item of Cure Collateral (other than Routes, Slots or Gate Leaseholds, but such as engines or other parts on an aircraft) if such substitution and related release of the Cure Collateral being replaced are permitted or required under the applicable Collateral Document, and such permitted or required release of such replaced Cure Collateral pursuant to such Collateral Document shall not be subject to (and shall be deemed to satisfy) the release conditions in the first sentence of this Section 6.09(c) and (bb) if a Grantor releases (in accordance with this Section 6.09(c)) any Cure Collateral that has suffered (or corresponding to an asset that suffered) a Recovery Event, the applicable Grantor shall be deemed to have complied with any provisions in the corresponding Collateral Documents requiring that such Grantor take specific actions in respect of such Recovery Event.

Section 6.10.      Merger, Consolidation, or Sale of Assets.

(a)           Neither Parent nor the Borrower (whichever is applicable, the “Subject Company”) shall directly or indirectly: (i) consolidate or merge with or into another Person (whether or not such Subject Company is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)           either:

(A)           the Subject Company is the surviving corporation; or

(B)           the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Loans is a corporation organized or existing under any such laws;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Subject Company under the Loan Documents by operation of law (if the surviving Person is the Borrower) or pursuant to agreements reasonably satisfactory to the Administrative Agent;

(3)           immediately after such transaction, no Event of Default exists; and

(4)           the Subject Company shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement.

In addition, a Subject Company will not, directly or indirectly, lease all or substantially all of the properties and assets of such Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b)           Section 6.10(a) will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and/or any Grantor. Clauses (3) and (4) of Section 6.10(a) will not apply to the Airlines Merger, the Airline/Parent Merger or any merger, consolidation or transfer of assets:

(1)           between or among Parent and any of Parent’s Restricted Subsidiaries;

(2)           between or among any of Parent’s Restricted Subsidiaries; or

(3)           with or into an Affiliate solely for the purpose of reincorporating a Subject Company in another jurisdiction.

(c)           Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a), the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Agreement with the same effect as if such successor Person had been named as such Subject Company herein; provided, however, that the predecessor Subject Company, if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Loan except in the case of a sale of all of such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a) hereof.

Section 6.11.      Use of Proceeds. Parent will not use, and will not permit any of its Subsidiaries to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Borrowing or any Letter of Credit (A) in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (except to the extent permitted by applicable law), or (C) in any manner that would result in the violation of any Sanctions applicable to Parent or any of its Subsidiaries.

SECTION 7.

EVENTS OF DEFAULT

Section 7.01.      Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):

(a)           any representation or warranty made by the Borrower or any Guarantor in this Agreement or in any other Loan Document shall prove to have been false or incorrect in any material respect when made, and such representation or warranty, to the extent capable of being corrected, is not corrected within ten (10) Business Days after the earlier of (A) a Responsible Officer of the Borrower obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or

(b)           default shall be made in the payment of (i) any principal of the Loans or reimbursement obligations or cash collateralization in respect of Letters of Credit, when and as the same shall become due and payable; (ii) any interest on the Loans and such default shall continue unremedied for more than five (5) Business Days; or (iii) any other amount payable hereunder when due and such default shall continue unremedied for more than ten (10) Business Days after receipt of written notice by the Borrower from the Administrative Agent of the default in making such payment when due; or

(c)           (i) default shall be made by Parent in the due observance of the covenant contained in Section 6.09(a) hereof or (ii) default shall be made by Parent in the due observance of the covenant in Section 6.08 and such default shall continue unremedied for more than ten (10) Business Days after receipt of written notice by the Borrower from the Administrative Agent of such default; or

(d)           default shall be made by the Borrower, Parent or any Restricted Subsidiary of Parent in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than sixty (60) days after receipt of written notice by the Borrower from the Administrative Agent of such default; or

(e)           (A) any material provision of any Loan Document to which the Borrower or a Guarantor is a party ceases to be a valid and binding obligation of the Borrower or Guarantor for a period of sixty (60) consecutive days after the Borrower receives written notice thereof from the Administrative Agent, or (B) the Lien on any material portion of the Collateral (having an Appraised Value in excess of $100,000,000 in the aggregate) intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected (to the extent required hereunder or under such Collateral Documents) Lien having the priorities contemplated hereby or thereby (subject to Permitted Liens and except as permitted by the terms of this Agreement or the Collateral Documents or other than as a result of the action, delay or inaction of the Administrative Agent or the Collateral Trustee) for a period of sixty (60) consecutive days after the Borrower receives written notice thereof from the Administrative Agent; or

(f)            Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1)            commences a voluntary case,

(2)            consents to the entry of an order for relief against it in an involuntary case,

(3)            consents to the appointment of a custodian of it or for all or substantially all of its property,

(4)            makes a general assignment for the benefit of its creditors, or

(5)            admits in writing its inability generally to pay its debts; or

(g)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)            is for relief against Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(2)            appoints a custodian of Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary; or

(3)            orders the liquidation of Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary;

and in each case the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(h)           failure by Parent, the Borrower or any of Parent’s Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $150,000,000 (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) days; or

(i)            (1) the Borrower or any Guarantor shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (2) the Borrower or any Guarantor shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of the Borrower or a Guarantor, any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any single time unpaid exceeding $200,000,000; or

(j)            a termination of a Plan of the Borrower pursuant to Section 4042 of ERISA that would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times:

(i)            terminate forthwith the Commitments;

(ii)           declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Loans and other Obligations (other than Designated Hedging Obligations) together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(iii)          require the Borrower and the Guarantors promptly upon written demand to deposit in the Letter of Credit Account Cash Collateralization for the LC Exposure (and to the extent the Borrower and the Guarantors shall fail to furnish such funds as demanded by the Administrative Agent, the Administrative Agent shall be authorized to debit the accounts of the Borrower and the Guarantors (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent in such amounts);

(iv)         set-off amounts in the Letter of Credit Account or any other accounts (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent (or any of its affiliates) and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and

(v)          exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent, the Collateral Trustee and the Lenders.

In case of any event with respect to Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary described in clause (f) or (g) of this Section 7.01, the actions and events described in clauses (i), (ii) and (iii) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.17(b).

SECTION 8.

THE AGENTS

Section 8.01.      Administration by Agents.

(a)           Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Collateral Trustee as its collateral trustee hereunder and under the Collateral Documents and authorizes the Collateral Trustee to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Trustee by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)           Each of the Lenders and each Issuing Lender hereby authorizes the Administrative Agent and the Collateral Trustee, as applicable, and in their sole discretion:

(i)            in connection with the sale or other disposition of any asset that is part of the Collateral of the Borrower or any other Grantor, as the case may be, to the extent permitted by the terms of this Agreement and the Collateral Trust Agreement, to release a Lien granted to the Collateral Trustee, for the benefit of the Secured Parties, on such asset;

(ii)           with respect to the Administrative Agent only, to determine that the cost to the Borrower or any other Grantor, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or such other Grantor, as the case may be, should not be required to perfect such Lien in favor of the Collateral Trustee, for the benefit of the Secured Parties;

(iii)          to enter into the other Loan Documents on terms acceptable to the Administrative Agent and to perform its respective obligations thereunder;

(iv)          to execute any documents or instruments necessary to release any Guarantor from the guarantees provided herein pursuant to Section 9.05;

(v)          to enter into (i) the Collateral Trust Agreement and (ii) any other intercreditor and/or subordination agreements in accordance with Sections 6.06 and 10.18 on terms reasonably acceptable to the Collateral Trustee and the Administrative Agent, and in each case to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto; and

(vi)          to enter into any other agreements reasonably satisfactory to the Administrative Agent granting Liens to the Collateral Trustee, for the benefit of the

Secured Parties, on any assets of the Borrower or any other Grantor to secure the Obligations and into any amendments in accordance with Section 10.08(a).

(c)           Each of the parties hereto agrees that at such time as the Obligations (other than (x) contingent indemnification obligations not due and payable and (y) obligations and liabilities under any Designated Banking Product Agreement or Designated Hedging Agreement) shall have been irrevocably paid in full in cash, each of the Liens granted to the Collateral Trustee, for the benefit of the Secured Parties, hereunder shall automatically be discharged and released without any further action by any Person.

(d)           Each Lender irrevocably authorizes the Collateral Trustee to execute and deliver the Collateral Trust Agreement, and to take such action and to exercise the powers, rights and remedies granted to the Collateral Trustee thereunder and with respect thereto. In addition, each Lender hereby agrees to be bound by, and consents to, the terms and provisions of the Collateral Trust Agreement.

Section 8.02.      Rights of Administrative Agent and Collateral Trustee. Any institution serving as the Administrative Agent or the Collateral Trustee hereunder shall have the same rights and powers in their respective capacities as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent or Collateral Trustee and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the institution serving as the Administrative Agent or Collateral Trustee hereunder in its individual capacity. Such institution and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such institution were not the Administrative Agent or Collateral Trustee hereunder and without any duty to account therefor to the Lenders.

Section 8.03.      Liability of Agents.

(a)           Each of the Administrative Agent and the Collateral Trustee shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, (i) the Administrative Agent and the Collateral Trustee shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent and the Collateral Trustee shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that each such agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08 or the Collateral Trust Agreement), (iii) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent and the Collateral Trustee shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, Parent or any of Parent’s Subsidiaries that is communicated to or obtained by the institution serving as an Administrative Agent or any of its Affiliates in any capacity and (iv) neither the Administrative Agent nor the Collateral Trustee will be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative

Agent or the Collateral Trustee, as applicable, to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, Parent or a Lender, and the Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)           The Administrative Agent and the Collateral Trustee shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Collateral Trustee also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Trustee may consult with legal counsel (who may be counsel for the Borrower or Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c)           Each of the Administrative Agent and the Collateral Trustee may perform any and all of its respective duties and exercise its respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and the Collateral Trustee and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Trustee and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Trustee.

(d)           Anything herein to the contrary notwithstanding, none of the Joint Bookrunners or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the issuer of Letters of Credit hereunder.

(e)           In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)           nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

Section 8.04.      Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand the Administrative Agent (and the Collateral Trustee) for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (b) to indemnify and hold harmless the Administrative Agent and the Collateral Trustee and any of their Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from its gross negligence or willful misconduct).

Section 8.05.      Successor Agents. Subject to the appointment and acceptance of a successor agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation by the Administrative Agent, the Required Lenders shall have the right, with the consent (provided no Event of Default or Default has occurred and is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent (provided no Event of Default or Default has occurred or is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Administrative Agent. The Collateral Trustee may resign, and in any such event shall be replaced, in accordance with the terms of the Collateral Trust Agreement.

Section 8.06.      Independent Lenders.

(a)           Each Lender and each Issuing Lender represents and warrants that (1) the Loan Documents set forth the terms of a commercial lending facility, (2) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (3) it has, independently and without reliance upon the Administrative Agent, any arranger, or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (4) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender, by delivering its signature page to this Agreement on the Closing Date and/or Original Closing Date, as applicable, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date and/or Original Closing Date, as applicable.

Section 8.07.      Advances and Payments.

(a)           On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Commitment hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b)           Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.19, 2.20(a), 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.17(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

(c)           Each Lender and each Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.07(c) shall be conclusive, absent manifest error.

(i)            Each Lender and Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii)           The Borrower and each Guarantor hereby agrees that an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any Guarantor for the purpose of making such Payment.

(iii)          Each party’s obligations under this Section 8.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

For the avoidance of doubt, nothing herein shall limit or waive any of the Borrower’s or any Guarantor’s rights or remedies to enforce return of any Payment.

Section 8.08.      Sharing of Setoffs. Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans or LC Exposure as a result of which the unpaid portion of its Loans or LC Exposure is proportionately less than the unpaid portion of the Loans or LC Exposure of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans or LC Exposure of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and LC Exposure and its participation in Loans and LC Exposure of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and LC Exposure as the principal amount of its Loans and LC Exposure prior to the obtaining of such payment was to the principal amount of all Loans outstanding and LC Exposure prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Loan or LC Exposure acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation. The provisions of this Section 8.08 shall not be construed to apply to (a) any payment made by the Borrower or a Guarantor pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 8.09.      Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

Section 8.10.      Appointment by Secured Parties. Each Secured Party that is not a party to this Agreement shall be deemed to have appointed the Administrative Agent as its agent and the Collateral Trustee as its collateral agent under the Loan Documents in accordance with the terms of this Section 8 and to have acknowledged that the provisions of this Section 8 apply to such Secured Party mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Party of the benefits of this Agreement or any other Loan Document shall be deemed an acknowledgment of the foregoing).

Section 8.11.       Non-Extending Lenders. The Administrative Agent may treat any Loans and Aggregate Exposure of the Non-Extending Lenders (including, for the avoidance of doubt, the 2024 Non-Extending Lenders) that are outstanding at any time as a distinct Class of Loans and Aggregate Exposure from any outstanding Commitments, Loans and Aggregate Exposure of the Extending Lenders; provided that any such treatment is solely for administrative purposes and will not affect any Lender’s rights or obligations hereunder.

SECTION 9.

GUARANTY

Section 9.01.      Guaranty.

(a)           Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations” and the obligations of each Guarantor in respect thereof, its “Guaranty Obligations”). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several. Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.

(b)           To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent, the Collateral Trustee or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent or the Collateral Trustee for the Obligations or any of them; (v) the failure of the Administrative Agent, the Collateral Trustee or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.

(c)           To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Collateral Trustee or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Collateral Trustee or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.

(d)           To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.

(e)           To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty (other than payment in full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)). Neither the Administrative Agent nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

(f)            Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.

Section 9.02.      No Impairment of Guaranty. To the extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation or impairment for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, other than pursuant to a written agreement in compliance with Section 10.08 and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law.

Section 9.03.      Continuation and Reinstatement, etc. Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Lenders, any Lender or any other Secured Party upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise.

Section 9.04.      Subrogation. Upon payment by any Guarantor of any sums to the Administrative Agent or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of the Borrower relating to the Obligations prior to payment in full of the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

Section 9.05.      Discharge of Guaranty.

(a)           In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor (other than Parent), by way of merger, consolidation or otherwise, or a sale or other disposition of all Capital Stock of any Guarantor (other than Parent), in each case to a Person that is not (either before or after giving effect to such transactions) Parent or a Restricted Subsidiary of Parent or the merger or consolidation of a Guarantor with or into the Borrower or another Guarantor, in each case, in a transaction permitted under this Agreement, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations.

(b)           Upon the release or Disposition of all Collateral owned by a Guarantor in a transaction permitted hereunder and in compliance with the terms hereof, such Guarantor may be designated by the Borrower as an Unrestricted Subsidiary in accordance with the terms of this Agreement. Upon such designation, such Guarantor will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations. In addition, upon the request of the Borrower, the guarantee of any Guarantor (other than the Parent) that is no longer a Grantor shall be promptly released; provided that no Event of Default shall have occurred and be continuing or shall result therefrom.

(c)           The Administrative Agent shall use commercially reasonable efforts to execute and deliver, at the Borrower’s expense, such documents as the Borrower or any such Guarantor may reasonably request to evidence the release of the guarantee of such Guarantor provided herein.

SECTION 10.

MISCELLANEOUS

Section 10.01.    Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail (other than to the Borrower or any Guarantor, unless agreed by the Borrower in its sole discretion) pursuant to procedures approved by the Administrative Agent), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail (other than to the Borrower or any Guarantor, unless agreed by the Borrower in its sole discretion), as follows:

(i)            if to the Borrower or any Guarantor, to it at United Airlines, 233 South Wacker Drive, Chicago, Illinois 60606, Telecopier No.: 872-825-0316, email: pam.hendry@united.com; in each case Attention: Treasurer;

(ii)           if to JPMCB as the Administrative Agent from the Borrower, to JPMCB at the address separately provided to the Borrower;

(iii)          if to JPMCB as the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A., 383 Madison Ave, Floor 24, New York, NY 10179-0001, Attention: Maximo Bauer, Tel: 212-270-2034;

(iv)          if to an Issuing Lender, to the address separately provided to the Borrower;

(v)          if to any other Lender, to it at its address (or telecopy number) set forth in Annex A hereto or, if subsequently delivered, an Assignment and Acceptance; and

(vi)         if to Wilmington Trust, National Association, as the Collateral Trustee, to Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration, facsimile number (302) 636-4140, Email: cmay@wilmingtontrust.com.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided, further, that no such approval shall be required for any notice delivered to the Administrative Agent by electronic mail pursuant to Section 2.05(b) or Section 2.13(a).

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02.    Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), provided that the foregoing shall not restrict any transaction permitted by Section 6.10, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Collateral Trustee, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee;

(B)           the Borrower; provided that no consent of the Borrower shall be required for an assignment (I) if an Event of Default under Section 7.01(b), Section 7.01(f) (with respect to the Parent or the Borrower) or Section 7.01(g) (with respect to the Parent or the Borrower) has occurred and is continuing, or (II) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, in each case so long as such assignee is an Eligible Assignee; provided, further, that the Borrower’s consent will be deemed given with respect to a proposed assignment if no response is received within ten (10) Business Days after having received a written request from such Lender pursuant to this Section 10.02(b); and

(C)           each Issuing Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           any assignment of any portion of the Total Revolving Commitment, Revolving Loans and LC Exposure shall be made to an Eligible Assignee;

(B)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and after giving effect to such assignment, the portion of the Loan or Commitment held by the assigning Lender of the same tranche as the assigned portion of the Loan or Commitment shall not be less than $5,000,000, in each case unless the Borrower and the Administrative Agent otherwise consent; provided that no consent of the Borrower shall be required with respect to such assignment if an Event of Default under Section 7.01(b), Section 7.01(f) (with respect to the Parent or the Borrower) or Section 7.01(g) (with respect to the Parent or the Borrower) has occurred and is continuing; provided, further, that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;

(C)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent; and

(E)           the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require.

For the purposes of this Section 10.02(b), the term “Approved Fund” means with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Revolving Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.02.

(iv)         The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Guarantors, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)          In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower, Administrative Agent, the Issuing Lender and each other Revolving Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(d) or (e), 2.04(a), 8.04 or 10.04(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)           (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant. Subject to Section 10.02(d)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower, a Guarantor and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant and shall be subject to the terms of Section 2.18(a). The Lender selling the participation to such Participant shall be subject to the terms of Section 2.18(b) if such Participant requests compensation or additional amounts pursuant to Section 2.14 or 2.16. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16(f), 2.16(g) and 2.16(h) as though it were a Lender.

(e)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant provides to the Administrative Agent its agreement in writing to be bound for the benefit of the Borrower by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.

(g)           [Intentionally Omitted.]

Section 10.03.    Confidentiality. Each of the Administrative Agent, the Collateral Trustee and each Lender (each, a “Lender Party”) agrees to keep any information delivered or made available by the Borrower or any of the Guarantors to it confidential, in accordance with its customary procedures, from anyone other than persons employed or retained by such Lender Party or its Affiliates who are or are expected to become engaged in evaluating, approving, structuring, insuring or administering the Loans, and who are advised by such Lender Party of the confidential nature of such information; provided that nothing herein shall prevent any Lender Party from disclosing such information (a) to any of its Affiliates and their respective agents, directors and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender Party, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority), (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent, the Collateral Trustee or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which the Administrative Agent, the Collateral Trustee, any Lender, or their respective Affiliates may be a party to the extent reasonably required under applicable rules of discovery, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender Party’s legal counsel, independent auditors, accountants and other professional advisors, (h) on a confidential basis to (I) any rating agency in connection with rating the Parent and its Subsidiaries or (II) any direct or indirect provider of credit protection to such Lender Party or its Affiliates (or its brokers), (i) with the consent of the Borrower, (j) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap, derivative transaction or other risk transfer agreement, in each case, under which payments are to be made by reference to the Borrower’s payment obligations under this Agreement, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(j)), (k) to the extent that such information is received by such Lender Party from a third party that is not, to such Lender Party’s knowledge, subject to confidentiality obligations to the Borrower, (l) to the extent that such information is independently developed by such Lender Party and (m) if the Borrower makes the designation set forth in Section 10.21, and in each case to the extent permitted by Borrower in connection with such designation, to any Sustainable Finance League Table, or to any ESG agent or arranger, or third-party (for purposes of related reporting) engaged by the Borrower pursuant to Section 10.21. If any Lender Party is in any manner requested or required to disclose any of the information delivered or made available to it by the Borrower or any of the Guarantors under clauses (b) or (e) of this Section, such Lender Party will, to the extent permitted by law, provide the Borrower or Guarantor with prompt notice, to the extent reasonable, so that the Borrower or Guarantor may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section 10.03.

Section 10.04.    Expenses; Indemnity; Damage Waiver.

(a)           (i)  The Borrower shall pay or reimburse: (A) all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunners (including the reasonable fees, disbursements and other charges of Milbank LLP, counsel to the Administrative Agent) associated with the syndication of the credit facility provided for herein, and the preparation, execution and delivery of the Loan Documents and (in the case of the Administrative Agent) any amendments, modifications or waivers of the provisions hereof requested by the Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated); and (B) in connection with any enforcement of the Loan Documents, (i) all fees and out-of-pocket expenses of the Administrative Agent (including the reasonable fees, disbursements and other charges of a single legal counsel for the Administrative Agent) incurred during the continuance of a Default (and, in the case of an actual conflict of interest where one or more Lenders desire to retain separate counsel, another single firm of counsel for such affected Lenders), (ii) all such fees and expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of (aa) a single legal counsel for the Administrative Agent and (bb) a single legal counsel for all the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel to all such similarly situated Lenders)) incurred during the continuance of an Event of Default; and (C) all reasonable, documented, out-of-pocket costs, expenses, taxes, assessments and other charges (including the reasonable fees, disbursements and other charges of legal counsel for the Administrative Agent) incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or incurred in connection with any release or addition of Collateral after the Closing Date.

(i)            All payments or reimbursements pursuant to the foregoing clause (a)(i) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.

(b)           The Borrower shall indemnify the Administrative Agent, the Collateral Trustee, the Issuing Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (including any investigating, preparing for or defending any such claims, actions, suits, investigations or proceedings, whether or not in connection with pending or threatened litigation in which such Indemnitee is a party), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its Affiliates, its creditors or any other person, relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to, or asserted against, the Parent or any of its Subsidiaries; provided that the foregoing indemnity will not, as to any Indemnitee (or its Related Parties), be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or breach of any Loan Document by, such Indemnitee (or of any of its Related Parties), and in such case such Indemnitee (and its Related Parties) shall repay the Borrower the amount of any expenses previously reimbursed by the Borrower in connection with any such loss, claims, damages, expenses or liability to such Indemnitee and, to the extent not repaid by any of them, such Indemnitee’s Related Parties not a party to this Agreement or (ii) result from any proceeding between or among Indemnitees that does not involve an action or omission by the Borrower or its Affiliates (other than claims against any Indemnitee in its capacity or in fulfilling its role as the agent or arranger or any other similar role under the Revolving Facility (excluding its role as a Lender). This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.

(c)           In case any action or proceeding shall be brought or asserted against an Indemnitee in respect of which indemnity may be sought against the Borrower under the provisions of any Loan Document, such Indemnitee shall promptly notify the Borrower in writing and the Borrower shall, if requested by such Indemnitee or if the Borrower desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee but only if (i) no Event of Default shall have occurred and be continuing and (ii) such action or proceeding does not involve any risk of criminal liability or material risk of material civil money penalties being imposed on such Indemnitee. The Borrower shall not enter into any settlement of any such action or proceeding that admits any Indemnitee’s misconduct or negligence. The failure to so notify the Borrower shall not affect any obligations the Borrower may have to such Indemnitee under the Loan Documents or otherwise other than to the extent that the Borrower is materially adversely affected by such failure. The Indemnitees shall have the right to employ separate counsel in such action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitees unless: (i) the Borrower has agreed to pay such fees and expenses, (ii) the Borrower has failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitees or (iii) the Indemnitees shall have been advised in writing by counsel that under prevailing ethical standards there may be a conflict between the positions of the Borrower and the Indemnitees in conducting the defense of such action or proceeding or that there may be legal defenses available to the Indemnitees different from or in addition to those available to the Borrower, in which case, if the Indemnitees notify the Borrower in writing that they elect to employ separate counsel at the expense of the Borrower, the Borrower shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitees; provided, however, that, without limiting clause (b) above, the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel. The Borrower shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Borrower (which shall not be unreasonably withheld).

(d)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or an Issuing Lender under paragraph (a) or (b) of this Section 10.04, each Lender severally agrees to pay to the Administrative Agent or the applicable Issuing Lender, as the case may be, such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the applicable Issuing Lender in its capacity as such.

(e)           To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (e) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

Section 10.05.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents and any claim, controversy, dispute, proceeding or cause of action (whether based on contract, tort or any other theory and whether at law or in equity) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding (whether based on contract, tort or any other theory and whether at law or in equity) arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.05(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.06.    No Waiver. No failure on the part of the Administrative Agent or the Collateral Trustee or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.07.    Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 10.08.    Amendments, etc.

(a)           No modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than any Account Control Agreement or as otherwise expressly provided in any Collateral Document, including the Collateral Trust Agreement, with respect to amendment of Collateral Documents), and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or signed by the Administrative Agent with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification, waiver or amendment shall without the prior written consent of:

(i)            each Lender directly and adversely affected thereby (A) increase the Commitment of any Lender or extend the termination date of the Commitment of any Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the termination date of the Commitment of a Lender), or (B) reduce the principal amount of any Loan, any reimbursement obligation in respect of any Letter of Credit, or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.08), or extend any date for the payment of principal, interest or Fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower’s obligations hereunder, (C) amend, modify or waive any provision of Section 2.17(b) or (D) amend Section 2.17 or otherwise modify the pro rata payment provisions therein;

(ii)           all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) amend this Section 10.08 that has the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent or modify the percentage of the Lenders required in the definition of Required Lenders, (C) alter the relative priority of the Liens in favor of the holders of Priority Lien Debt, or (D) release all or substantially all of the Liens granted to the Collateral Trustee for the benefit of the

Secured Parties hereunder or under any other Loan Document (except to the extent contemplated by Section 6.09 on the date hereof or by the terms of the Collateral Documents), or release all or substantially all of the Guarantors (except to the extent contemplated by Section 9.05);

(iii)          [intentionally omitted];

(iv)          the Required Class Lenders of each Class that is being allocated a lesser repayment or prepayment as a result thereof (relating to the amount of repayment or prepayment being allocated to another Class), change the application of prepayments as among or between Classes under Section 2.12 (it being understood that if additional Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.27 are made, such new Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.12); and

(v)          all Lenders under any Class, reduce the percentage specified in the definition of “Required Class Lenders” with respect to such Class;

provided further, that any Collateral Document may be amended, supplemented or otherwise modified with the consent of the applicable Grantor and the Collateral Trustee (i) to add assets (or categories of assets) to the Collateral covered by such Collateral Document, as contemplated by the definition of “Cure Collateral” set forth in Section 1.01 hereof or (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent the release thereof is permitted by the Loan Documents (including, for the avoidance of doubt, Section 10.08(a)); provided that, if any such amendment, supplement or modification would change the terms and conditions (including in connection with the addition or removal of any categories of assets) reflected in the corresponding Collateral Document, or as required by the definition of “Cure Collateral” set forth in Section 1.01 hereof or otherwise, then the reasonable consent of the Administrative Agent shall also be required.

(b)           No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent or the Collateral Trustee or any Issuing Lender hereunder without its prior written consent.

(c)           No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.

(d)           Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or the consent of all Lenders directly and adversely affected thereby and, in each case, such modification or amendment is agreed to by the Required Lenders, then the Borrower may replace any non-consenting Lender in accordance with an assignment pursuant to Section 10.02 (and such non-consenting Lender shall reasonably cooperate in effecting such assignment); provided that (x) such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)) and (y) such non-consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued Fees and all other amounts due and payable to it under this Agreement from the applicable assignee or the Borrower; (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Commitment and the outstanding Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders), (iii) notwithstanding anything to the contrary herein, any modifications or amendments under any Extension Amendment entered in accordance with Section 2.28 may be made without the consent of the Required Lenders and (iv) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days after written notice thereof to the Lenders.

(e)           [Intentionally Omitted].

(f)            In addition, notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement (whether pursuant to Section 2.27 or otherwise) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(g)           In addition, notwithstanding anything to the contrary contained in Section 7.01 or Section 10.08(a), following the consummation of any Revolver Extension pursuant to Section 2.28, no modification, amendment or waiver (including, for the avoidance of doubt, any forbearance agreement entered into with respect to this Agreement) shall limit the right of any non-extending Lender (each, a “Non-Extending Lender”) to enforce its right to receive payment of amounts due and owing to such Non-Extending Lender on the applicable Revolving Facility Maturity Date applicable to the Loans of such Non-Extending Lenders without the prior written consent of Non-Extending Lenders that would constitute the Required Class Lenders with respect to any affected Class of such Loans if the Non-Extending Lenders were the only Lenders hereunder at the time.

(h)           It is understood that the amendment provisions of this Section 10.08 shall not apply to extensions of the Revolving Facility Maturity Date or the maturity date of any tranche of Revolving Commitments, in each case, made in accordance with Section 2.28.

Section 10.09.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.10.    Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 10.11.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, or the termination of this Agreement or any provision hereof.

Section 10.12.    Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.13.    USA Patriot Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the Patriot Act and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation” ) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation (after giving effect to any applicable exclusions under the Beneficial Ownership Regulation, including, without limitation, 31 C.F.R. §1010.230(e)(2)). This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each Lender subject thereto.

Section 10.14.      New Value. It is the intention of the parties hereto that any provision of Collateral by the Borrower as a condition to, or in connection with, the making of any Loan or the issuance of any Letter of Credit hereunder, shall be made as a contemporaneous exchange for new value given by the Lenders or Issuing Lenders, as the case may be, to the Borrower.

Section 10.15.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16.      No Fiduciary Duty, etc.

(a)            The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Lender Party will by virtue of entering into the Loan Documents have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Lender Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Lender Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b)            The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)            In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 10.17.      [Intentionally Omitted].

Section 10.18.      Collateral Trust Agreement. Notwithstanding anything to the contrary contained in this Agreement, so long as the Collateral Trust Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder and under the other Loan Documents, the lien and security interest granted to the Collateral Trustee pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent and/or the Collateral Trustee hereunder or under any other Loan Document shall be subject to the terms and conditions of the Collateral Trust Agreement. In the event of any conflict between the terms of this Agreement, any other Loan Document and the Collateral Trust Agreement, the terms of the Collateral Trust Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to the Administrative Agent and/or the Collateral Trustee hereunder or under any other Loan Document shall be exercised by the Administrative Agent, and/or the Collateral Trustee and no direction shall be given by the Administrative Agent and/or the Collateral Trustee, in contravention of the Collateral Trust Agreement.

Section 10.19.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

Section 10.20.      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each party to this Agreement, the Joint Lead Arrangers and their respective Affiliates, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each party to this Agreement, the Joint Lead Arrangers and their respective Affiliates, that, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.21.      Sustainability Linked Loan. At any time, prior to the Termination Date, the Borrower shall have the option, in its sole discretion and by written notice to the Administrative Agent, to designate the Revolving Facility and the Loans hereunder as a sustainability-linked facility without further consent of the Lenders. Upon the Borrower’s designation, the Borrower may appoint one or more sustainability or ESG (environmental, social and governance) agents or arrangers. In connection with such designations, the Borrower may elect to provide periodic reports and information in addition to those required pursuant to Section 5.01, which may include ESG reports, reporting on key performance indicators and other sustainability metrics, which reports and information may be prepared by the Borrower or a third-party selected by the Borrower for such purpose. For the avoidance of doubt, no changes to the Applicable Margin or any other provisions that would require the consent of each affected Lender pursuant to Section 10.08(a) shall be made or permitted under this Section 10.21 in the absence of any consent so required.

Section 10.22.      Amendment and Restatement; No Novation. This Agreement is being entered pursuant to Section 10.02(f) of the Existing Credit Facility and constitutes an amendment and restatement of the Existing Credit Facility, effective from and after the Closing Date, subject to the terms and conditions set forth herein. This Agreement is given as a substitution of, and not as a payment of, the obligations of the Borrower under the Existing Revolving Credit Agreement and is not intended to constitute a novation of the Existing Revolving Credit Agreement. On the Closing Date, on the terms and subject to the conditions set forth herein, the credit facility described in the Existing Credit Facility shall be increased, amended, supplemented, modified and restated in its entirety by the facility described herein and all loans and other obligations of the Borrower incurred or arising under the Existing Credit Facility which are outstanding on the Closing Date shall continue and be re-evidenced as obligations under (and shall be governed by the terms of) this Agreement and the other applicable Loan Documents, without any further action by any Person; provided that this Agreement is not intended to, and shall not, amend any rights or obligations of any 2024 Non-Extending Lender under the Existing Credit Facility which expressly require the consent of such 2024 Non-Extending Lender. For the avoidance of doubt, the amendment and restatement of the Existing Credit Facility hereby on the Closing Date is subject to satisfaction (or waiver by the Lenders) of the conditions precedent set forth in Section 4.01 hereto and in the event that such conditions are not satisfied (or waived) the terms of the Existing Credit Facility shall remain unchanged hereby and the Loan shall mature and be due and payable on the terms set forth in the Existing Credit Facility.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

UNITED AIRLINES, INC., as the Borrower

By:	/s/ Pamela S. Hendry
Name: Pamela S. Hendry
Title: Vice President and Treasurer

UNITED AIRLINES HOLDINGS, INC., as a Guarantor

By:	/s/ Pamela S. Hendry
Name: Pamela S. Hendry
Title: Treasurer

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly stated herein, but solely as Collateral Trustee

By:	/s/ Chad May
Name: Chad May
Title: Vice President

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Lender and an Issuing Lender

By:	/s/ James Shender
Name: James Shender
Title: Executive Director

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

Bank of America, N.A., as a Lender and an Issuing Lender

By:	/s/ Prathamesh Kshirsagar
Name: Prathamesh Kshirsagar
Title: Director

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

Barclays bank plc, as a Lender and an Issuing Lender

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

Citibank, N.A., as a Lender and an Issuing Lender

By:	/s/ Michael Leonard
Name: Michael Leonard
Title: VP

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

Deutsche Bank AG New York Branch, as a Lender and an Issuing Lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Lauren Danbury
Name: Lauren Danbury
Title: Vice President

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

Goldman Sachs Bank USA, as a Lender and an Issuing Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

Morgan Stanley senior funding, inc., as a Lender and as Issuing Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Pages to UAL Amended and Restated Revolving Credit and Guaranty Agreement 2024]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Pages to UAL Amended and Restated Revolving Credit and Guaranty Agreement 2024]

NATIONAL WESTMINSTER BANK PLC, as a Lender

By:	/s/ Rosie Gill
Name:
Title:

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

MIZUHO BANK, LTD., as a Lender and an Issuing Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

MUFG BANK, LTD., as a Lender and an Issuing Lender

By:	/s/ Aqmar Chowdhury
Name: Aqmar Chowdhury
Title: Director

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender and an Issuing Lender

By:	/s/ Yosuke Kubo
Name: Yosuke Kubo
Title: Executive Director

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

NATIXIS, NEW YORK BRANCH, as a Lender and an Issuing Lender

By:	/s/ Nicholas Lebonitte	/s/ Yevgeniya Levitin
	Name: Nicholas Lebonitte	Yevgeniya Levitin
	Title: Vice President	Managing Director

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

BANK OF CHINA, NEW YORK BRANCH, as a Lender and an Issuing Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

BNP Paribas SA, as a Lender and an Issuing Lender

By:	/s/ Robert Papas
Name: Robert Papas
Title: Managing Director

By:	/s/ Ahsan Avais
Name: Ahsan Avais
Title: Director

Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024

Credit Agricole Corporate and Investment Bank, as a Lender and an Issuing Lender

By:	/s/ Brian Bolotin
Name: Brian Bolotin
Title: Managing Director

By:	/s/ Alexander Averbukh
Name: Alexander Averbukh
Title: Managing Director

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

RAYMOND JAMES BANK, as a Lender

By:	/s/ Daniel A. Perez
Name: Daniel A. Perez
Title: Senior Vice President

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]

credit suisse ag, cayman islands Branch, as a Non-Extending Lender and an Issuing Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Cassandra Droogan
Name: Cassandra Droogan
Title: Authorized Signatory

[Signature Pages to UAL Revolving Credit and Guaranty Agreement 2024]